UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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YADKIN VALLEY FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
VOTING INFORMATION
PROPOSAL NO. 1
PROPOSAL NO. 2
PROPOSAL NO. 3
PROPOSAL NO. 4
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION AND OTHER INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL NO. 5:
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING
FORWARD LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
INSTRUCTIONS FOR VOTING YOUR PROXY

YADKIN VALLEY FINANCIAL CORPORATION
209 North Bridge Street
Elkin, North Carolina 28621
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held April 29, 2010
Dear Fellow Shareholder:
          We cordially invite you to attend the 2010 Annual Meeting of Shareholders (“Annual Meeting”) of Yadkin Valley Financial Corporation (the “Company”), the holding company for Yadkin Valley Bank and Trust Company. At the meeting, we will report on our performance in 2009 and answer your questions. We hope that you can attend the meeting and look forward to seeing you there.
          This letter serves as your official notice that we will hold the meeting on April 29, 2010, at the Statesville Civic Center, 300 South Center Street, Statesville, North Carolina at 10:00 a.m. for the following purposes:
1.	To elect the board of directors;

2	To approve a proposed amendment to our Articles of Incorporation to increase the number of authorized shares of common stock of the Company from 20,000,000 shares to 50,000,000 shares (the “Common Stock Amendment”);

3.	To approve a proposed amendment to our Articles of Incorporation to increase the number of authorized shares of preferred stock of the Company from 1,000,000 preferred shares to 6,000,000 preferred shares (the “Preferred Stock Amendment” and, together with the Common Stock Amendment, the “Amendments”);

4.	To obtain a nonbinding resolution approving the compensation of the Company’s named executive officers as determined by the Nominating and Compensation Committee and the Board of Directors;

5.	To grant the chairperson of the Annual Meeting the authority to adjourn or postpone the Annual Meeting, if necessary, in order to solicit additional proxies in the event that (a) there are not sufficient affirmative votes present at the Annual Meeting to adopt the Amendments or (b) a quorum is not present at the Annual Meeting; and

6.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.
          Shareholders owning our common stock at the close of business on March 1, 2010 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at the Company’s headquarters in Elkin, North Carolina or our Statesville, North Carolina administrative office prior to the meeting. If you need assistance in completing your proxy, please call the Company at (704) 768-1125. If your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares in order to vote at our annual meeting. If you are a record shareholder, attend the annual meeting and desire to revoke your proxy and vote in person, you may do so. In any event, a proxy may be revoked by a record holder at any time before it is exercised.
          Please use this opportunity to take part in the affairs of your company by voting on the business to come before the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote as soon as possible through the Internet or by signing, dating and mailing your proxy card in the envelope enclosed. Internet voting permits you to vote at your convenience, 24 hours a day, seven days a week. Detailed voting instructions are included on your proxy card.
          OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF ALL THE PROPOSALS PRESENTED.

By Order of the Board of Directors William A. Long President and Chief Executive Officer
Statesville, North Carolina
March 22, 2010

YADKIN VALLEY FINANCIAL CORPORATION
209 North Bridge Street
Elkin, North Carolina 28621
PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
to be Held April 29, 2010
     This proxy statement is furnished to shareholders of Yadkin Valley Financial Corporation, a North Carolina corporation (herein, unless the context otherwise requires, together with its subsidiaries, the “Company”), in connection with the solicitation of proxies by the Company’s Board of Directors for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Statesville Civic Center located at 300 South Center Street Statesville, North Carolina at 10:00 a.m., on April 29, 2010, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Directions to the Annual Meeting can be obtained by calling the Corporate Secretary at (704) 768-1125.
     The Company has its principal executive offices at 209 North Bridge Street, Elkin, North Carolina 28621. The Company’s mailing address is P.O. Drawer 888, Elkin, North Carolina 28621, and its telephone number is (336) 526-6300.
VOTING INFORMATION
     Only holders of the Company’s $1.00 par value common stock are entitled to vote at the Annual Meeting. Each share of which entitles the holder thereof to one vote on each matter to come before the Annual Meeting. At the close of business on March 1, 2010 (the “Record Date”), the Company had issued and outstanding 16,134,627 shares of common stock entitled to vote, which were held of record by approximately 6,313 persons. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote on matters that come before the Annual Meeting. Notwithstanding the Record Date specified above, the Company’s stock transfer books will not be closed and shares of the common stock may be transferred subsequent to the Record Date. However, all votes must be cast in the names of holders of record on the Record Date. For voting directions, please see “Instructions on How to Vote Your Proxy” at the end of this proxy statement.
     The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. If a share is represented for any purpose at the Annual Meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for the purposes of establishing a quorum. Therefore, valid proxies which are marked “Abstain” or “Withhold” or as to which no vote is marked, including proxies submitted by brokers who are the record owners of shares but who lack the power to vote such shares (so-called “broker non-votes”), will be included in determining the number of votes present or represented at the Annual Meeting. If a quorum is not present or represented at the meeting, the shareholders entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time until a quorum is present or represented. If any such adjournment is for a period of less than 30 days, no notice, other than an announcement at the meeting, will be given of the adjournment. If the adjournment is for 30 days or more, notice of the adjourned meeting will be given in accordance with the Bylaws. Directors, officers and regular employees of the Company may solicit proxies for the reconvened meeting in person or by mail, telephone or other means. At any such reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. Once a quorum has been established, it will not be destroyed by the departure of shares prior to the adjournment of the meeting.
     Provided a quorum is established at the Annual Meeting, directors will be elected by a plurality of the votes cast at the Annual Meeting and the Amendments will be approved by a majority of the votes entitled to be cast at the Annual Meeting. Shareholders of the Company do not have cumulative voting rights.
     All other matters to be considered and acted upon at the Annual Meeting require that the number of shares of common stock voted in favor of the matter exceed the number of shares of common stock voted against the matter, provided a quorum has been established. Abstentions, broker non-votes and the failure to return a signed proxy will have no effect on the outcome of such matters.
     Any record shareholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise (a) by giving written notice to the Company of such revocation, (b) by voting in person at the meeting, (c) by voting again over the Internet prior to 5:00 p.m. Eastern Daylight Time on April 28, 2010, or (d) by executing and delivering to the Company a later dated proxy.

     Attendance at the Annual Meeting will not in itself constitute revocation of a proxy. Any written notice or proxy revoking a proxy should be sent to Yadkin Valley Financial Corporation, P.O. Drawer 7109, Statesville, North Carolina 28677, Attention: Patti Wooten. Written notice of revocation or delivery of a later dated proxy will be effective upon receipt thereof by the Company.
     In each case where the shareholder has appropriately specified how the proxy is to be voted, it will be voted in accordance with his specifications. In any case where the shareholder has not specified how an executed and furnished proxy is to be voted, it will be voted “FOR” the proposals as recommended by the Board of Directors. As to any other matter of business that may be brought before the Annual Meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the best judgment of the persons voting the same. However, our Board of Directors does not know of any such other business.
     NEW RULE FOR THIS YEAR: If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of our director nominees (Proposal 1 of this Proxy Statement). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent changes in regulation were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf. However, abstentions and broker non-votes will not affect the approval of our executive compensation, approval of the adjournment proposal or, to our knowledge, any other matter of business that may be brought before the Annual Meeting.
     A record shareholder’s failure to execute and return a proxy card or otherwise to vote at the Annual Meeting will have the same effect as a vote “AGAINST” the Common Stock Amendment to increase the number of authorized shares of common stock and “AGAINST” the Preferred Stock Amendment to increase the number of authorized shares of preferred stock. Failure of a shareholder whose shares are held in street name to complete and return voting instructions as required by the broker or other nominee that holds such shares of record will have the same effect as a vote “AGAINST” the Common Stock Amendment and “AGAINST” the Preferred Stock Amendment because, as described above with reference to the election of directors, your bank or broker do NOT have the ability to vote your uninstructed shares in these matters on a discretionary basis. In addition, if a record shareholder abstains from voting, the abstention will also have the effect of a vote “AGAINST” the Common Stock Amendment and “AGAINST” the Preferred Stock Amendment.
     If either the Common Stock Amendment or Preferred Stock Amendment is approved by the affirmative vote of a majority of the votes entitled to be cast at the Annual Meeting, such Amendment will become effective if, and when, Articles of Amendment effecting such Amendment are filed by the Company with the Secretary of State of North Carolina. Approval of the Amendments by the shareholders will not require that the Articles of Amendment be filed, and our Board of Directors may decide to delay the filing of either Amendment or abandon and not file either Amendment after shareholder approval.
     The Board of Directors has expressly conditioned its submission of the Amendments to a vote by the Company’s shareholders on the Board of Directors’ right to delay the filing of either Amendment or to abandon and not file either Amendment after shareholder approval. The Board of Directors would make any such decision to delay or abandon the filing of either Amendment in the exercise of its fiduciary duties and based on the facts and circumstances known to the Board of Directors at the time of its decision.
     The Company will bear the cost of solicitation of proxies, including any charges and expenses of brokerage firms and others for forwarding solicitation material to the beneficial owners of the Company’s shares. In addition, solicitation of proxies may be made in person or by mail, telephone or other means by directors, officers and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock of the Company held of record by such persons, and the Company will reimburse the reasonable forwarding expenses. This proxy statement was first mailed to shareholders on or about March 22, 2010.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
     The Bylaws of the Company provide for no less than five or more than 25 directors to serve on the Board of Directors for a period of one-year terms to be elected each year at the Annual Meeting of Shareholders. The Board of Directors has currently established the number of directors at 16. Our Board of Directors will submit to the shareholders for their vote at the Annual Meeting a slate of directors comprised of 16 nominees, all current directors of the Company, to serve a one-year term expiring at the 2011 annual meeting of shareholders.
     Our director nominees are:

J.T. Alexander, Jr.	Thomas J. Hall	William A. Long	Alison J. Smith
Ralph L. Bentley	James A. Harrell, Jr.	Peter A. Pappas	James N. Smoak
Nolan G. Brown	Larry S. Helms	James L. Poindexter	Harry C. Spell
Harry M. Davis	Dan W. Hill, III	Morris L. Shambley	C. Kenneth Wilcox
     The directors will be elected by a plurality of the votes cast at the meeting. This means that the nominees receiving the highest number of votes will be elected. Set forth below is certain information about the nominees, including business experience for the past five years and qualifications and attributes considered by our Board of Directors which led to the director’s nomination. “Year first elected” refers to the year in which each individual first took office as a director and does not necessarily indicate a continuous term.
     The Board of Directors unanimously recommends a vote FOR these nominees.
     J.T. Alexander, Jr., 73, was first elected to our Board of Directors in 2002. Mr. Alexander is the Chairman of J.T. Alexander & Son, Inc., an oil distribution company located in Statesville, North Carolina. He also serves as president of Acme Rental Co. In addition, Mr. Alexander is a Member of ZipNGo, LLC convenience stores and Acme Metal Products, LLC and Manager of Big Daddy & Nonnie, LLC. Mr. Alexander formerly was an AFLAC agent. He has substantial management experience and leadership ability having served as president of three companies over the past 45 years and as a director of a financial institution for over 40 years. Mr. Alexander was an organizer of Piedmont Bank and served as its chairman of its board of directors. Mr. Alexander has served on various civic and community boards as well.
     Dr. Ralph L. Bentley, 74, was first elected to our Board of Directors in 2002. Mr. Bentley is a physician at Piedmont Healthcare, P.A. located in Statesville, North Carolina. His substantial experience with local government gained through having served as mayor of Statesville and his business, political, and personal experiences provide him with political insights and a useful appreciation of markets that we serve.
     Nolan G. Brown, 69, was first elected to our Board of Directors in 2004. Mr. Brown is the owner and President of the health care company Triad Group, Inc. and its affiliates, which are located in Yadkinville, North Carolina. Additionally, Mr. Brown is a Certified Public Accountant and former audit committee financial expert for Southern Community Financial Corporation, Winston-Salem, North Carolina (Nasdaq: SCMF). His leadership experience, knowledge of financial reporting requirements of public companies, and substantial experience with business administration and accounting enhance his ability to contribute as a director.
     Harry M. Davis, 61, was first elected to our Board of Directors in 2004. Dr. Davis is a Professor of Finance, Appalachian State University, Boone, N.C. Dr. Davis has been a consultant to the banking industry on financial statements for over twenty years and is an instructor at the North Carolina School of Banking and the Bank Directors College where he teaches banking financial principles. His knowledge of the financial principles that matter to community banks enhances his ability to contribute as a director.
     Thomas J. Hall, 62, was appointed to the Board of Directors upon the completion of the merger between the Company and American Community Bancshares, Inc. on April 18, 2009 and was subsequently elected by our shareholders at the 2009 Annual Meeting. Mr. Hall serves as President of Hall Group, Inc., a real estate holding company located in Charlotte, North Carolina. He has substantial experience with internal operations of large companies having served as an owner, President and Chief Financial Officer of an $800 million dollar company.
     James A. Harrell, Jr., 63, was first elected to our Board of Directors in 1999. Dr. Harrell is a self-employed dentist in Elkin, North Carolina and currently the President of the North Carolina Dental Society. He has substantial experience with community banking having previously served as a local director of United Savings and Loan Corporation for 12 years, BB&T for one year, and 1st Financial Corporation for 5 years.
     Larry S. Helms, 64, was appointed to the Board of Directors upon the completion of the merger between the Company and

American Community Bancshares, Inc. on April 18, 2009 and was subsequently elected by our shareholders at the 2009 Annual Meeting. Mr. Helms is the owner of Larry S. Helms and Associates, an insurance company located in Monroe, North Carolina. As the chief executive officer of a company, Mr. Helms has experience with management, marketing, operations, and human resource matters, which provide a valuable perspective to our Board of Directors.
     Dan W. Hill, III, 65, was first elected to our Board of Directors in 2008. Mr. Hill is a partner at Hill Chesson & Woody, an insurance brokerage firm in Durham, North Carolina. In addition, Mr. Hill is the owner and President of HCW University Medical Insurance Plans, Inc. located in Chapel Hill, North Carolina, and until 2006, Mr. Hill served on the board of directors of 1st Insurance Services, Inc., a property and casualty insurance brokerage firm in Research Triangle Park, North Carolina. He has substantial experience with both insurance and community banking, having previously served as a board member of Home Savings and Loan for 8 years and of Cardinal State Bank for eight years.
     William A. Long, 63, was first elected to our Board of Directors in 2002 and has served as President and Chief Executive Officer of the Company since July 2006. Prior to July 2006, Mr. Long served as President and Chief Executive Officer of the Bank. Before joining the Bank in August 2002, Mr. Long was President and Chief Executive Officer of Main Street BankShares, Inc. and Piedmont Bank located in Statesville, North Carolina. He brings to the Board an intimate understanding of the Company’s business and organization, as well as substantial leadership ability, banking industry expertise, and management experience.
     Peter A. Pappas, 48, was appointed to the Board of Directors upon the completion of the merger between the Company and American Community Bancshares, Inc. on April 18, 2009 and was subsequently elected by our shareholders at the 2009 Annual Meeting. Mr. Pappas is President and the Managing Partner for Pappas Properties, LLC, a real estate development company in Charlotte, North Carolina. He has substantial experience of 25 years in the real estate industry which will serve the Company well in the current real estate downtown.
     James L. Poindexter, 70, was first elected to our Board of Directors in 1968. Mr. Poindexter serves as the President of Surry Hardware & Building Supply Co., Inc. In addition, he is the owner of Wakefield Farm, Poindexter Enterprises, and Wakefield Woods, all located in Elkin, North Carolina. During his long tenure as a board member, Mr. Poindexter has developed knowledge of the Company’s business, history, organization, and executive management which, together with his personal understanding of one of the key markets that we serve, has enhanced his ability as a director.
     Morris L. Shambley, 69, was first elected to our Board of Directors in 2008. Mr. Shambley is the co-owner and President of Shambley Farm in Efland, North Carolina. He has substantial experience with corporate management as owner and operator of the Shambley Farm and also has experience in the context of bank mergers and acquisitions from the sale of Cardinal State Bank to the Company.
     Alison J. Smith, 55, was appointed to the Board of Directors upon the completion of the merger between the Company and American Community Bancshares, Inc. on April 18, 2009 and was subsequently elected by our shareholders at the 2009 Annual Meeting. Ms. Smith is the President of Smith Capital Inc., a financial advisory and investment banking firm, in Charlotte, North Carolina. She has substantial experience advising, evaluating and structuring bank acquisitions, valuing bank securities and writing bank strategic plans.
     James N. Smoak, 61, was first elected to our Board of Directors in 1987. Mr. Smoak is retired, but formerly served as the President and Chief Executive Officer of Yadkin Valley Bank and Trust Company in Elkin, North Carolina. Mr. Smoak brings to the board an intimate understanding of the Bank’s business and organization, as well as substantial banking industry expertise, and management experience. Moreover, during his tenure as a director he has developed knowledge of the Company’s business, history, organization, and executive management which, together with the relationships that he has developed, enhance his leadership and consensus-building ability.
     Harry C. Spell, 61, was first elected to our Board of Directors in 2002. Mr. Spell is the Vice President and Secretary of MoCaro Dyeing & Finishing, Inc., a textile company in Statesville, North Carolina. His business and personal experience in certain of the communities that the Bank serves provides him with a useful appreciation of markets that we serve. He also has experience in the context of bank mergers and acquisitions from the serving with the Company through four bank acquisitions.
     C. Kenneth Wilcox, 72, was first elected to our Board of Directors in 2004. Mr. Wilcox is a real estate developer in Boone, North Carolina and has been involved in real estate for 50 years. He has substantial experience with management and leadership of a community bank having served as an organizer of High Country Bank and chairman of its board of directors.

Executive Officers
     Other than William A. Long, President and Chief Executive Officer of the Company, whose information appears above in the list of directors, the table below sets forth each of our principal executive officer’s name, age, position, and business experience for the past five years.

Principal
Executive Officers	Age	Position	Business Experience for Past Five Years

Jan H. Hollar	54	Executive Vice President & Chief Financial Officer	Executive Vice President and Chief Financial Officer, Yadkin Valley Financial Corporation since September 2009; President, Jan H. Hollar, CPA, PC, an accounting consulting firm from October 2008; Senior Vice President and Chief Financial Officer of blueharbor bank in Mooresville, NC since November 2007; prior to that Executive Vice President and Chief Financial Officer of The Scottish Bank in Charlotte, NC from 2006; prior to that Executive Vice President and Director of Finance at First Charter from 1990.

Stephen S. Robinson	61	Executive Vice President & Chief Operating Officer	Executive Vice President and Chief Operating Officer, Yadkin Valley Financial Corporation since May 2007; Regional President, since 2003 and prior to that, Executive Vice President and Statesville City Executive, Yadkin Valley Bank and Trust Company, Elkin, NC.

Joseph H. Towell	58	Executive Vice President & Chief Credit Officer & Chief Administrative Officer	Executive Vice President and Chief Credit Officer and Chief Administrative Officer, Yadkin Valley Financial Corporation and Yadkin Valley Bank since March 2009; prior to that Executive Vice President, Yadkin Valley Bank since May 2008; prior to that Mr. Towell served as Portfolio Manager and Team Leader for leveraged loan investing with Putnam Investments in Boston, MA since 2001; prior to that he worked with First Union National Bank in various roles from 1983 through 2001.

Patricia H. Wooten	48	Vice President & Secretary	Vice President and Secretary, Yadkin Valley Financial Corporation since July 2006; Vice President & Corporate Secretary, Yadkin Valley Bank and Trust Company, Elkin, NC since 2002.
     There are no family relationships among any of the directors and principal executive officers of the Company.
PROPOSAL NO. 2
THE COMMON STOCK AMENDMENT
Background
     Negative developments that began in the latter half of 2007, became more severe during 2008 and 2009, and have continued in 2010, in the global credit and securitization markets have resulted in unprecedented volatility and disruption in the financial markets and a general economic downturn. Global securities markets, and bank holding companies and their stock prices in particular, have been negatively affected, as has the ability of banks and bank holding companies to raise capital or borrow in the debt markets. The Company’s performance and financial condition has been negatively affected by these developments. To strengthen the Company’s capital position, the Company may pursue potential capital raising alternatives, which could include the issuance of common stock. Our Board of Directors believes that it is advisable to have a greater number of authorized shares of common stock available for issuance to facilitate the raising of additional capital in connection with public or private financing opportunities to maintain a “well-capitalized” designation. As of the date of this Proxy Statement, the Company does not have any arrangements, agreements or commitments to sell any common stock. If the Company decides to offer any securities in a transaction that is not registered under the Securities Act of 1933, as amended (the “Securities Act”), such securities could not be offered or sold in the United States (the “U.S.”) absent registration or an applicable exemption from registration. Absent an exemption from registration, the offer and sale of any such securities would be subject to the Company’s filing with the Securities and Exchange Commission (the “SEC”) a registration statement in compliance with the Securities Act, and the SEC declaring such registration statement effective. This disclosure is not intended to, and does not, constitute an offer of any securities for sale.

     We may also in the future, from time to time, consider acquisitions and mergers as opportunities arise, stock splits or stock options, and other public or private financings, any or all of which may involve the issuance of additional shares of common stock or securities convertible into shares of common stock. The Board of Directors believes that having the authority to issue additional shares of common stock will avoid the possible delay and significant expense of calling and holding additional meetings of shareholders to increase the authorized shares at a later date and will enhance its ability to respond promptly to opportunities for increasing our capital levels.
Principal Effects on Outstanding Common Stock
     If the Amendment is approved, the additional authorized shares of common stock may be issued for such consideration, cash or otherwise, at such times and in such amounts as the Board of Directors may determine without further shareholder approval, except to the extent that shareholder approval is required by applicable laws, rules or regulations. The authorization of additional shares of common stock will not, by itself, have any effect on the rights of present shareholders. The additional 30,000,000 shares to be authorized will be a part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently issued and outstanding.
Current Capitalization of the Company
          General
     The authorized capital stock of the Company consists of 20,000,000 shares of common stock and 1,000,000 shares of preferred stock. The following summary describes the material terms of the Company’s capital stock.
          Common Stock
     Holders of shares of the common stock are entitled to receive such dividends as may from time to time be declared by the board of directors out of funds legally available for distribution. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Shareholders have no preemptive, conversion, redemption, or sinking fund rights. In the event of a liquidation, dissolution, or winding-up of the Company, holders of common stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding preferred stock. The outstanding shares of common stock are, and the shares of common stock offered by the Company when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to any classes or series of preferred stock that the Company may issue in the future.
          Preferred Stock
     The Company’s Articles of Incorporation provide that the Board of Directors is authorized, without further action by the holders of the common stock, to provide for the issuance of shares of preferred stock in one or more classes or series and to fix the designations, powers, preferences, and relative, participating, optional and other rights, qualifications, limitations, and restrictions, including the dividend rate, conversion rights, voting rights, redemption price, and liquidation preference, and to fix the number of shares to be included in any such classes or series. Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any such shares of preferred stock may have class or series voting rights. Issuances of preferred stock, while providing the Company with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of common stock. For example, the issuance of any preferred stock with voting or conversion rights may adversely affect the voting power of the holders of common stock, and such issuances could have the effect of decreasing the market price of the common stock.
     Currently, we have 49,312 shares of preferred stock outstanding. On January 16, 2009, the Company issued 36,000 shares of senior preferred stock, each with a liquidation preference of $1,000 per share (the “Series T Preferred Stock”), to the U.S. Treasury (the “Treasury”) for $36 million pursuant to the Capital Purchase Program (“CPP”). Additionally, the Company issued a warrant to purchase up to 385,990 shares of common stock to the Treasury as a condition to its participation in the CPP. The warrant has an exercise price of $13.99 per share, is immediately exercisable and expires 10 years from the date of issuance. Proceeds from this sale of the preferred stock are expected to be used for general corporate purposes, including supporting the continued growth and lending in the communities served by the Bank. The Series T Preferred Stock is non-voting, other than having class voting rights on certain matters, and pays cumulative dividends quarterly at a rate of 5% per annum for the first five years and 9% thereafter. The preferred shares are redeemable at the option of the Company under certain circumstances during the first three years and only thereafter without restriction.

     On July 24, 2009, the Company issued and sold to Treasury an additional 13,312 shares of Series T Preferred Stock, having a liquidation preference of $1,000 per share, and a ten-year warrant to purchase up to 273,534 shares of the Company’s common stock, par value $1.00 per share, at an initial exercise price of $7.30 per share, for an aggregate purchase price of $13,312,000 in cash. The terms of the 13,312 shares of senior preferred stock are the same as the CPP preferred stock issued to Treasury on January 16, 2009.
          Anti-takeover Effects
     Yadkin Valley’s articles of incorporation and bylaws contain provisions that could make an acquisition of Yadkin Valley by means of a tender offer, proxy contest, or otherwise more difficult. Certain provisions will also render the removal of the incumbent Board of Directors or management of Yadkin Valley more difficult. These provisions may have the effect of deterring or defeating a future takeover attempt that is not approved by Yadkin Valley’s Board of Directors, but which Yadkin Valley shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so.
     Number and Qualification of Directors. Our bylaws provide that the number of directors shall be fixed from time to time by resolution by at least a majority of the directors then in office, but may not consist of fewer than five nor more than 25 members. Currently, we have 17 directors. Our bylaws also provide that no director shall serve past the annual meeting of shareholders following attainment of the age of seventy years or the date the director ceases to receive compensation for full-time employment regardless of the number of years remaining in his or her term; provided that any such director may continue to serve as an honorary director; provided further, that any director serving on the Board of Directors of the predecessor to the Corporation on November 16, 2006, may continue in office until the annual meeting of shareholders following attainment of the age of seventy-five years. An honorary director may attend meetings of the Board, but may not vote, serve as an officer of the Board, or receive any fee or other benefit of Board membership.
     Removal of Directors and Filling Vacancies. Our bylaws provide that our shareholders, by the affirmative vote of the holders of at least a majority of the shares entitled to vote in an election of directors may remove a director with or without cause. A director may not be removed by the shareholders at a meeting unless the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director. If any directors are so removed, new directors may be elected at the same meeting to fill the unexpired term of the removed director. Our bylaws also provide that all vacancies on our board may be filled by a majority of the remaining directors for the unexpired term. However, shareholders have the right to call a Special Meeting, prior to action by the Board of Directors, to fill any such vacancy.
     Advance Notice Requirements for Shareholder Proposals and Director Nominations. Our bylaws establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of shareholder proposals must be in writing and delivered to our secretary not less than 60 days and no more than 90 days in advance of the annual meeting. Shareholder nominations for the election of directors must be made in writing and delivered to our secretary no later than 90 days prior to the annual meeting, and in the case of election to be held at a Annual Meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of the meeting is first given to shareholders. The chairman of any meeting of shareholders may refuse to acknowledge a shareholder proposal or nomination that is not made in accordance with such procedures.
     Nomination Requirements. Pursuant to our bylaws, we have established nomination requirements for an individual to be elected as a director, including that the nominating party provide (a) the name and address of the shareholder who intends to make the nomination, the beneficial owner, if any, on whose behalf the nomination is made, and of the person or persons to be nominated; (b) the class and number of shares of stock of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner, and a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) all other information regarding each nominee proposed by such shareholder as would be required to be included in proxy statement for the meeting if the nominee had been nominated by the Board; and (e) the written consent of each nominee to serve as director of the Company if so elected. The chairman of any shareholders’ meeting may, for good cause shown, waive the operation of these provisions or may refuse to acknowledge a nomination that is not made in compliance with these requirements. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on the Board of Directors.
     Business Combinations with Interested Shareholders. We are subject to the North Carolina business combination statute, which restricts mergers and other similar business combinations between public companies headquartered in North Carolina and any 20% shareholder of the Company. The statute prohibits such a business combination for two years following the date the person acquires shares to become a 20% shareholder unless the business combination or such purchase of shares is approved by a majority of the Company’s outside directors. The statute also prohibits such a business combination with a 20% shareholder at any time unless the transaction complies with our Articles of Incorporation and either (i) the business combination or the shareholder’s purchase of shares is approved by a majority of our outside directors; (ii) the business combination is approved by a majority of the shares held by our other shareholders at a meeting called no earlier than two years after the shareholder acquired the shares to become a 20% shareholder; or (iii) the business combination meets specified fair price and form of consideration requirements.
     Consideration of Other Constituencies in Mergers. Our Articles of Incorporation grant the Board of Directors the discretion, when considering whether a proposed merger or similar transaction is in the best interests of the Company and our shareholders, to take into account the effect of the transaction on our employees, customers, and suppliers and upon the communities in which our offices are located, and all other factors the Board of Directors considers pertinent.
Authority of the Board of Directors to Issue Common Stock
     If the Amendment is approved by the affirmative vote of a majority of the votes entitled to be cast at the Annual Meeting, the Common Stock Amendment will become effective when Articles of Amendment are filed by the Company with the Secretary of State of North Carolina. Approval of the Amendments by the shareholders will not require that the Articles of Amendment be filed, and our Board of Directors may decide to delay the filing of either Amendment or abandon and not file either Amendment after shareholder approval.
     The Board of Directors has expressly conditioned its submission of the Amendments to a vote by the Company’s shareholders on the Board of Directors’ right to delay the filing of either Amendment or to abandon and not file either Amendment after shareholder approval. The Board of Directors would make any such decision to delay or abandon the filing of either Amendment in the exercise of its fiduciary duties and based on the facts and circumstances known to the Board of Directors at the time of its decision(s).
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 20,000,000 SHARES TO 50,000,000 SHARES.

PROPOSAL NO. 3
THE PREFERRED STOCK AMENDMENT
The Proposed Preferred Stock Amendment
     Our Board of Directors has proposed an amendment of our Articles of Incorporation to increase the number of authorized shares of preferred stock from 1,000,000 shares to 6,000,000 shares. The Preferred Stock Amendment is being proposed for the purpose of increasing the number of authorized shares of preferred stock.
     Our Articles of Incorporation currently authorize the issuance of only 1,000,000 shares of preferred stock. The preferred stock provision vests in the Board of Directors the authority to issue the preferred stock in one or more classes or series and, to the extent permitted by law, fix and determine the preferences, limitations and relative rights of the shares of any class or series so established. Shareholders are being asked to approve the proposed Preferred Stock Amendment at the Annual Meeting. For a more detailed description of our preferred stock, please see section “Current Capitalization of the Company – Preferred Stock.”
Purpose of the Preferred Stock Amendment
     Companies frequently use preferred stock as a means of raising capital and making acquisitions. In some financing transactions, the terms of the securities that are issued are highly negotiated and tailored to meet the needs of the investors and the issuing company. The terms of those securities commonly include a liquidation preference, a dividend preference, a right to convert the securities to common stock, and other protections and rights not found in common stock.
     Once a company is authorized to issue preferred stock, the board of directors of the company, without shareholder approval, can designate a series of preferred stock to issue in connection with a financing transaction and can designate the rights, privileges, and preferences of the series of preferred stock to meet the negotiated terms of the transaction.
     The Board of Directors believes that it is in the best interests of the Company and its shareholders for the Company to increase its authorized preferred stock to give the Company greater flexibility in structuring capital raising transactions and other strategic transactions. In addition, the Board of Directors believes that it is desirable for the Board of Directors to have the authority to issue shares of preferred stock without shareholder approval to provide greater speed and flexibility with respect to future transactions.
     To strengthen the Company’s capital position, the Company may pursue potential capital raising alternatives, which could include the issuance of a class or series of preferred stock. As of the date of this Proxy Statement, the Company does not have any arrangements, agreements or commitments to sell any preferred stock. If the Company decides to offer any securities in a transaction that is not registered under the Securities Act, such securities could not be offered or sold in the U.S. absent registration or an applicable exemption from registration. Absent an exemption from registration, the offer and sale of any such securities would be subject to the Company’s filing with the SEC a registration statement in compliance with the Securities Act, and the SEC declaring such registration statement effective. This disclosure is not intended to, and does not, constitute an offer of any securities for sale.
     If the Treasury offers financing opportunities in the future, the Company may seek to participate in such programs. As noted above, the Company is currently participating in the Treasury’s CPP program. The Board of Directors may determine that participation in other such opportunities would enhance the capital levels of the Company and the Bank or that the Company’s failure to participate in future financing opportunities would place the Company at a competitive disadvantage with respect to its competitors that elect to participate. Whether the Company will participate in any future financing opportunities may depend, among other things, on acceptance by the Treasury into a particular financing program, the terms of the financing, the Company’s financial position at that time, the cost to the Company of alternative capital at that time, and the Company’s strategy at that time for the use of additional capital.
     If the Company’s shareholders approve the Preferred Stock Amendment and the Company is authorized to issue additional shares of preferred stock, the Board of Directors will have the flexibility in the future to participate in other governmental financing programs without obtaining shareholder approval. In addition, the Board of Directors, without shareholder approval, could authorize the Company to issue preferred stock in connection with other financing transactions or strategic transactions. There can be no assurances that the Company will participate in any governmental financing program or that it will complete any other financing or strategic transactions.
     Even if the Preferred Stock Amendment is not approved by the Company’s shareholders, the Company could participate in the future in a governmental financing program or issue preferred stock in connection with another financing transaction or strategic transaction. If such program or transaction required more shares of preferred stock than we are currently authorized to issue; however, the Company would be required to obtain shareholder approval at that time to authorize the Company to issue preferred stock in connection with the transaction.

Effect of the Proposed Preferred Stock Amendment
Authority of the Board of Directors
     The Board of Directors is authorized to issue preferred stock, from time to time, with full, limited or no voting power, and with all the designations, preferences and relative, participating, optional or special voting or other rights, and qualifications, limitations or other restrictions upon the preferred stock, as may be provided in resolutions adopted by the Board of Directors. If the Preferred Stock Amendment is approved, the number of shares of preferred stock the Board of Directors is authorized to issue will increase. The authority of the Board of Directors includes, but is not limited to, the determination or filing of the following with respect to shares of any class or series of preferred stock:
•	The distinctive designation of and the number of shares (up to the number of shares authorized) of any class or series of preferred stock;

•	The rate and time at which, and the terms and conditions upon which, dividends shall be paid and whether such dividends shall be cumulative or noncumulative;

•	Whether the shares will be convertible into or exchangeable for shares of any other class or series of stock and the terms and conditions of the conversion or exchange;

•	Whether the shares will be subject to redemption, and the redemption price or prices, and the time or times at which, and the terms and conditions upon which, the shares may be redeemed;

•	The rights, if any, of the holders of the shares upon the voluntary or involuntary liquidation of the Company;

•	The terms of the sinking fund or redemption or purchase account, if any, to be provided for the shares; and

•	The voting powers, full or limited, if any, of the holders of the shares.
     Without limiting the foregoing, and notwithstanding anything to the contrary in the Company’s Articles of Incorporation with respect to directors generally, whenever the holders of one or more class or series of preferred stock issued by the Company shall have the right, voting separately or together by class or series, to elect one or more directors at an annual or Annual Meeting of shareholders, the election, term of office, removal, filling of vacancies and other features of such directorship shall be governed by the rights of such preferred stock as provided in the resolutions adopted by the Board of Directors and filed as articles of amendment governing such class or series.
     If the Preferred Stock Amendment is approved by the affirmative vote of a majority of the votes entitled to be cast at the Annual Meeting, the Preferred Stock Amendment will become effective when Articles of Amendment are filed by the Company with the Secretary of State of North Carolina. Approval of the Amendments by the shareholders will not require that the Articles of Amendment be filed, and our Board of Directors may decide to delay the filing of either Amendment or abandon and not file either Amendment after shareholder approval.
     The Board of Directors has expressly conditioned its submission of the Amendments to a vote by the Company’s shareholders on the Board of Directors’ right to delay the filing of either Amendment or to abandon and not file either Amendment after shareholder approval. The Board of Directors would make any such decision to delay or abandon the filing of either Amendment in the exercise of its fiduciary duties and based on the facts and circumstances known to the Board of Directors at the time of its decision(s).
Impact of Issuance of Preferred Stock on Existing Shareholders
     The Company is unable to determine the actual impact of the issuance of any class or series of preferred stock on the holders of common stock of the Company until the Board of Directors designates the rights, privileges, and preferences of a class or series of preferred stock. The Board of Directors will have the authority to establish the specific terms of the preferred stock.
     However, it is likely that the holders of shares of preferred stock, if issued, would have certain rights that are superior to the rights of the holders of the Company’s common stock, including, without limitation, rights with respect to dividends and distributions upon a liquidation or dissolution of the Company. The terms of the preferred stock might, among other things:
•	Restrict the Company’s ability to pay dividends to the holders of common stock or the amount of dividends that the Company can pay to the holders of common stock;

•	Restrict the Company’s ability to repurchase outstanding common stock;

•	Dilute the voting power of the holders of common stock;

•	Dilute the equity interests and voting power of the holders of common stock if the preferred stock is convertible into common stock; and

•	Restrict the distribution of assets to the holders of common stock upon a liquidation or dissolution of the Company until the Company satisfies any liquidation preference granted to the holders of preferred stock.

Potential Anti-Takeover Effect
     The Preferred Stock Amendment could adversely affect the ability of third parties to take over or change the control of the Company. The authorization or issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in control of the Company.
     The Board of Directors has no present intention of issuing any preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of the Company more difficult or costly. The Board of Directors could, in the exercise of its fiduciary duties to the Company and its shareholders, determine to issue preferred stock for such purposes in the future. The Board of Directors may also issue preferred stock for capital-raising activities or other corporate purposes that have the effect of making an acquisition of the Company materially more difficult or costly, as could be the case if the Board of Directors were to issue additional common stock for such purposes.
     The Board of Directors believes that the authorization of the preferred stock is in the best interest of the Company and its shareholders because it would provide flexibility for future capital-raising transactions.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK FROM 1,000,000 SHARES TO 6,000,000 SHARES.
PROPOSAL NO. 4
ADVISORY, NON-BINDING VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
     We believe that our compensation policies and procedures for our named executive officers are competitive yet conservative, are focused on pay for performance principles, and are strongly aligned with the long-term interests of our shareholders. We also believe that both we and our shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. This proposal, commonly known as a “Say on Pay” proposal, gives you as a shareholder the opportunity to endorse the compensation for our named executive officers by voting to approve or not approve such compensation as described in this proxy statement. We encourage you to review the tables and our narrative discussion included in this proxy statement.
     The Nominating and Compensation Committee of the board periodically engages an external compensation consultant to provide an independent and objective review of the Bank’s compensation program for executive management and to offer recommendations on this compensation program. The most recent review was conducted in 2009 by Matthews, Young & Associates, Inc. (“Matthews, Young and Associates”).
     On February 13, 2009, the United States Congress passed the American Recovery and Reinvestment Act of 2009 (the “ARRA”). The ARRA requires, among other things, all participants in Treasury’s Capital Purchase Program (“CPP”) to permit a non-binding shareholder vote to approve the compensation of the company’s executives. Accordingly, we are asking you to approve the compensation of the Company’s named executive officers as described under Executive Compensation and Other Information – Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement. Under the ARRA, your vote is advisory and will not be binding upon the Board. However, the Nominating and Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DETERMINED BY THE NOMINATING AND COMPENSATION COMMITTEE AND THE BOARD OF DIRECTORS, AS DISCLOSED IN THE SUMMARY COMPENSATION TABLE AND IN THE OTHER TABLES AND RELATED DISCUSSION INCLUDED IN THIS PROXY STATEMENT.

CORPORATE GOVERNANCE
Overview of the Board of Directors
     During 2009, the Board of Directors of the Company held 14 meetings. All directors attended at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors held during the period for which he or she served as a director, and (b) the total number of meetings held by all committees of the Board of Directors of the Company on which he or she served.
     There is no formal policy regarding attendance at annual shareholder meetings; however, such attendance has always been strongly encouraged. Last year, all directors active at that time attended the 2009 Annual Shareholders Meeting.
     The Company has adopted a Code of Ethics for senior officers to resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to all senior officers, including the Chief Executive Officer (the “CEO”), the Chief Financial Officer (“CFO”), the Controller and any other employee with any responsibility for the preparation and filing of documents with the Securities and Exchange Commission. The Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. The Code of Ethics is available on the Company’s corporate website located at http://www.yadkinvalleybank.com. The Company may post amendments to or waivers of the provisions of the Code of Ethics, if any, made with respect to any of our executive officers on that website. Please note, however, that the information contained on the website is not incorporated by reference in, or considered to be a part of, this proxy statement.
Board Leadership Structure and Role in Risk Oversight
     We are focused on the Company’s corporate governance practices and value independent board oversight as an essential component of strong corporate performance to enhance shareholder value. Our commitment to independent oversight is demonstrated by the fact that all of our directors, except our chief executive officer, are independent. In addition, all of the members of our Board of Directors’ audit, compensation, and nominating and corporate governance committees are independent.
     Our Board of Directors believes that it is preferable for one of our independent directors to serve as chairman of the board. The person our board elected as chairman, Ralph Bentley, has been one of our directors since 2002 and is a long-time resident of our primary market area. We believe it is the CEO’s responsibility to run the company and the chairman’s responsibility to run the board. As directors continue to have more oversight responsibility than ever before, we believe it is beneficial to have an independent chairman whose sole job is leading the board. In making its decision to have an independent chairman, the Board of Directors considered the time that Mr. Long will be required to devote as CEO in the current economic environment. By having another director serve as chairman of the Board of Directors, Mr. Long will be able to focus his entire energy on running the company. This will also ensure there is no duplication of effort between the CEO and the chairman. We believe this structure provides strong leadership for the board, while also positioning the CEO as the leader of the company in the eyes of our customers, employees, and other stakeholders.
     Our audit committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board of Directors. The audit committee focuses on financial reporting risk and oversight of the internal audit process. It receives reports from management at least quarterly regarding the Company’s assessment of risks and the adequacy and effectiveness of internal control systems, as well as reviewing credit and market risk (including liquidity and interest rate risk), and operational risk (including compliance and legal risk). Strategic and reputation risk are also regularly considered by this committee. The audit committee also receives reports from management addressing the most serious risks impacting the day-to-day operations of the company. Our chief risk officer reports to the audit committee through the CFO and meets with the audit committee on a quarterly basis in executive sessions to discuss any potential risk or control issues involving management. The audit committee reports regularly to the full Board of Directors, which also considers the Company’s entire risk profile. The full Board of Directors focuses on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensures that risks undertaken by the Company are consistent with the Board of Directors’ appetite for risk. While the Board of Directors oversees the Company’s risk management, management is responsible for the day-to-day risk management processes. We believe this division of responsibility is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.
     We recognize that different board leadership structures may be appropriate for companies in different situations. We will continue to reexamine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the Company’s needs.

Committees of the Board of Directors
     The Board of Directors of the Company maintains an Executive Committee, Audit Committee, and Nominating and Compensation Committee at the Company level. In addition, the Board has approved five standing committees for the Bank to which certain responsibilities have been delegated. Such committees are the Directors Loan Committee, the ALCO & Mergers & Acquisitions Committee, the Capital Committee, the Marketing Committee, and the Real Estate and Expansion Committee. In 2009, the Company also appointed a special ad hoc committee known as the Proxy Committee. The composition and frequency of meetings for these committees during 2009 were as follows:
2009 Committees

	Yadkin Valley Financial Corporation			Yadkin Valley Bank
			Nominating	ALCO & Mergers &
	Executive	Audit	& Comp.	Acquisitions	Real Estate	Directors Loan	Marketing	Capital	Proxy
Name	(0 meetings)	(12 meetings)	(9 meetings)	(4 meetings)	(1 meeting)	(10 meetings)	(5 meetings)	(5 meetings)	(5 meetings)
J.T. Alexander, Jr.		•		•
Ralph L. Bentley	o	•	•	•					•
Nolan G. Brown	•	• Chair		•				•	• Chair
Faye B. Cooper (1)	•	•	•				• Chair
Harry M. Davis	o	•	•	• Chair				• Chair	•
Thomas J. Hall					•	•
James A. Harrell, Jr.		•	•				•
Larry S. Helms			•				•
Randy P. Helton (2)						•	•
Dan W. Hill, III	•		• Chair	•					•
*William A. Long	•				•	•	•		•
Peter A. Pappas			•		•		•
James L. Poindexter			•			•	•
Morris L. Shambley					•	•	•
Alison J. Smith		•		•				•
James N. Smoak		•		•		•		•	•
Harry C. Spell	•				• Chair	•			•
C. Kenneth Wilcox	•		•		•	• Chair

*Note:	All directors other than William A. Long, who serves as President and CEO of the Company, meet the independence requirements of The NASDAQ Stock Market.

(1)	On December 17, 2009, Ms. Cooper resigned from her position as Director to each of the Company and the Bank due to personal reasons, effective as of December 31, 2009. Ms. Cooper’s decision to resign from the Board of Directors did not arise or result from any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.

(2)	Mr. Helton was not nominated by the Board of Directors for a new term as Director of the Company and the Bank beginning at the 2010 annual shareholders meeting.
     Shareholders who wish to send communications to the board of directors may do so by following the procedure set forth on the “About Us” pages of Yadkin Valley’s website at http://www.yadkinvalleybank.com/.
     Executive Committee. The Executive Committee, between board meetings and subject to such limitations as may be required by law or imposed by board resolution, may exercise all of the Board’s authority. The Executive Committee did not meet during 2009. As of March 1, 2010, the Executive Committee consisted of the Chairman of each of the other committees of the Company and the Bank as well as our Chairman and Vice Chairman of the Board of Directors, and our President and CEO, as indicated above.
     Audit Committee. As outlined in the Audit Committee Charter (which is available on the homepage of the Company’s website located at http://www.yadkinvalleybank.com), the Audit Committee is responsible for insuring that the Board receives objective information regarding Company policies, procedures, and activities with respect to auditing, accounting, internal accounting controls, financial reporting, and such other Company activities as the Board may direct. The Audit Committee engages a qualified firm of certified public accountants to conduct such audit work as is necessary for this purpose. The Audit Committee held 12 meetings during 2009. Please refer to the Audit Committee Report below. Nolan G. Brown and Dr. Harry Davis serve as Audit Committee financial experts. All of the other members of the Audit Committee satisfy the audit committee independence requirements stated in the rules of The Nasdaq Stock Market. Each person’s qualifications to serve as an Audit Committee financial expert are listed under “Nominees” above.

     Nominating and Compensation Committee. The charter for the Nominating and Compensation Committee is available on the homepage of the Company’s corporate website located at http://www.yadkinvalleybank.com. The Nominating and Compensation Committee performs the dual roles of: (i) identifying individuals qualified to become members of the Board of Directors; and (ii) determining the compensation of the executive officers of the Company and providing oversight to the employee benefit plans for the Company. Each member of the Nominating and Compensation Committee is an independent director as that term is defined in the rules of The Nasdaq Stock Market. There are currently 8 directors who serve on the Compensation Committee: Ralph L. Bentley, Harry M. Davis, James A. Harrell, Jr., Larry S. Helms, Dan W. Hill, III, Peter A. Pappas, James L. Poindexter, and C. Kenneth Wilcox. The Nominating and Compensation Committee held 9 meetings during 2009.
     The Nominating and Compensation Committee has not established any specific, minimum qualifications that must be met for a person to be nominated to serve as a director, and the Nominating and Compensation Committee has not identified any specific qualities or skills that it believes are necessary to be nominated as a director. The Nominating and Compensation Committee charter provides that potential candidates for the board are to be reviewed by the Nominating and Compensation Committee and that candidates are selected based on a number of criteria, including a proposed nominee’s independence, age, skills, occupation, diversity and experience and any other factors beneficial to the Company in the context of the needs of the board. The Nominating and Compensation Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, Nominating and Compensation Committee members consider and discuss diversity, among other factors, with a view toward the needs of the board of directors as a whole. The Nominating and Compensation Committee members generally conceptualize diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities or attributes that contribute to board heterogeneity, when identifying and recommending director nominees. The Nominating and Compensation Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the committee’s goal of creating a board of directors that best serves the needs of the Company and the interest of its shareholders.
     The Nominating and Compensation Committee has performed a review of the experiences, qualifications, attributes and skills of the Board’s current membership, including the director nominees for election to the board of directors and the other members of the board, and believes that the current members of the board, including the director nominees, as a whole possess a variety of complementary skills and characteristics, including the following:
•	successful business or professional experience;
•	various areas of expertise or experience, which are desirable to the Company’s current business, such as financial, general management practices, planning, legal, marketing, technology, banking and financial services;
•	personal characteristics such as character, integrity and accountability, as well as sound business judgment and personal reputation;
•	residence in the Bank’s service area;
•	willingness and ability to commit the necessary time to fully discharge the responsibilities of Board membership to the affairs of the Company;
•	leadership and consensus building skills; and
•	a commitment to the success of the Company.
     In its compensation role, the Nominating and Compensation Committee has two primary responsibilities: (i) assisting the Board of Directors in carrying out its responsibilities in determining the compensation of the Company’s CEO and executive officers; and (ii) establishing compensation policies that will attract and retain qualified personnel through an overall level of compensation that is comparable to, and competitive with, others in the industry and in particular, peer financial institutions. The Nominating and Compensation Committee, subject to the provisions of our Omnibus Stock Ownership and Long Term Incentive Plan, also has authority in its discretion to determine the employees to whom stock options and other forms of stock-based incentives shall be granted, the number of shares to be granted to each employee, and the time or times at which options and other forms of stock based incentives should be granted. The CEO makes recommendations to the Nominating and Compensation Committee about equity awards to the Company’s employees (other than the CEO).
     The CEO reviews the performance of our executive officers (other than the CEO) and, based on that review, the CEO makes recommendations to the Nominating and Compensation Committee about the compensation of executive officers (other than the CEO). The CEO does not participate in any deliberations or approvals by the Nominating and Compensation Committee with respect to his own compensation. The Nominating and Compensation Committee approves all compensation decisions involving the CEO and other executive officers.
     For the fiscal year 2009, the Nominating and Compensation Committee engaged Matthews, Young & Associates, which assisted the Nominating and Compensation Committee in determining 2009 base salary ranges, market based review of annual merit programs and salary range changes. This consulting firm assisted the Nominating and Compensation Committee with recommendations for compensation. The recommendations were presented and approved by the Nominating and Compensation Committee in December of 2008. The Nominating and Compensation Committee intends to engage Matthews, Young & Associates during 2010 to update the 2009 survey and assist the Nominating and Compensation Committee with recommendations for compensation for 2010.
Report of Audit Committee
     In accordance with its written charter (which is available on the homepage of the Company’s website located at http://www.yadkinvalleybank.com), the Audit Committee supervises the quality and integrity of the accounting, auditing and financial reporting practices of the Company on behalf of the Board. Management has the primary responsibility for preparing the financial statements and managing the reporting process, including the system of internal controls. As required by the Audit Committee Charter, each Audit Committee member satisfies the independence and financial literacy requirements for serving on the Audit Committee, and at least one member has accounting or related financial management expertise, all as required by the rules of The Nasdaq Stock Market. In fulfilling its oversight responsibilities, the Audit Committee discussed and reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements of the Company.
     The Audit Committee discussed and reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees).
     In discharging its responsibility for the audit process, the Audit Committee obtained from the independent auditors a letter describing all relationships between the auditors and the Company that might bear on the auditors’ independence required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee also discussed with the auditors any relationships that might impact their objectivity and independence and satisfied itself as to the auditors’ independence, and considered the compatibility of nonaudit services with the auditor’s independence.
     The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks. The Audit Committee met with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, the overall quality of the Company’s financial reporting, and the internal audit function’s organization, responsibilities, budget and staffing.
     Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board (and the Board has approved) that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission. The Audit Committee also approved the reappointment of the independent auditors.
     This report is submitted by the Audit Committee: J.T. Alexander, Jr., Ralph L. Bentley, Nolan G. Brown (Chairman), Harry M. Davis, James A. Harrell, Jr., Alison J. Smith, and James N. Smoak.
Report of the Compensation Committee
     The charter for the Nominating and Compensation Committee is available on the Company’s corporate website located at http://www.yadkinvalleybank.com. In accordance with its charter, the Nominating and Compensation Committee develops base salary, benefits, perquisites and short and long term incentive compensation policies for the executive officers of the Company and provides oversight for the employee benefit plans for the other Company employees. As required by its charter, each member of the Committee satisfies the independence requirements for serving on the Compensation Committee as established by the rules of The Nasdaq Stock Market. During 2009, all employees of the Company were compensated by the Bank.
     The Nominating and Compensation Committee has sole authority to establish the base salaries, benefits, perquisites and short- and long-term incentive awards for the executive officers of the Company. At various meetings during 2009, the Committee reviewed restrictions on compensation that the U.S. Treasury Department included in the TARP CPP agreements. A required policy regarding excessive or luxury expenditures for the benefit of executives was established by the Committee and approved by the Board. The Committee also considered bonuses for various employees in conjunction with the acquisition and integration of American Community Bancshares, Inc. A discretionary retention bonus of $208,000, in the form of restricted stock was approved by the Committee for Mr. William A. Long, President and CEO of the Company, and subsequently rescinded by the Committee at the request of Mr. Long. A discretionary bonus pool of $96,500 was also established during 2009 for the CEO’s use in rewarding staff that did an excellent job integrating American Community. None of that pool was paid to named executives.
     In December 2009, the Committee met to review the accomplishments and evaluate the performance of the Company’s CEO during 2009. The peer group compensation information developed for the Committee by Matthews, Young & Associates, Inc. indicated that the midpoint of the CEO’s base salary for the Company’s peer group is $354,200 and the maximum is $600,000. This custom peer group data was supplemented with broad based compensation surveys such as the compensation surveys prepared by Matthews, Young & Associates, Inc. annually on behalf of the North Carolina and four other state Bankers Associations. No salary reviews were done at this meeting since all salary reviews had been delayed to implement an 18-month review cycle. It was also recognized that the executives’ base salaries were adjusted, effective November 1, 2008, in consideration of the shift of additional responsibilities actually assumed relating to the acquisition of American Community Bancshares, Inc., after consultation with the Company’s third-party consulting firm.
          The Nominating and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the Company’s management. Based upon that review and those discussions, the Nominating and Compensation Committee recommends to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
          The Nominating and Compensation Committee certifies that it has reviewed with the Company’s senior risk officers the named executive officers’ incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage the named executive officers to take unnecessary and excessive risks that threaten the value of the Company. In addition, a similar review has been made by the Company’s senior risk officers and the Company’s third-party consulting firm that included all compensation plans for all levels of employees, and has made reasonable efforts to ensure that such arrangements do not encourage any employee to take unnecessary and excessive risks that threaten the value of the Company.
Submitted by the Nominating and Compensation Committee: Dan W. Hill, III (Chairman), Ralph L. Bentley, Harry M. Davis, James A. Harrell, Jr., Larry S. Helms, Peter A. Pappas, James L. Poindexter, and C. Kenneth Wilcox.
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Compensation Discussion and Analysis
          The following Compensation Discussion and Analysis may contain statements regarding future individual and Company performance targets or goals. We have disclosed these targets or goals in the limited context of the Company’s compensation programs, and, therefore, you should not take these statements to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply such statements to other contexts.
          This Compensation Discussion and Analysis is intended to assist you in understanding the Company’s compensation programs. It presents and explains the philosophy underlying our compensation strategy and the fundamental elements of compensation paid to our CEO, CFO and other individuals included in the Summary Compensation Table (collectively, “named executive officers”) for 2009. Specifically, this Compensation Discussion and Analysis addresses the following:
•	our compensation philosophy and the objectives of our compensation programs;
•	what our compensation programs are designed to reward;
•	our process for determining executive officer compensation, including:
•	the role and responsibility of the Nominating and Compensation Committee;
•	the role of the CEO and other named executive officers;
•	the role of compensation consultants; and
•	benchmarking and other market analyses;
•	elements of compensation provided to our executive officers, including:
•	the purpose of each element of compensation;
•	why we elect to pay each element of compensation;
•	how we determine the levels or payout opportunities for each element; and
•	decisions on final payments for each element and how these align with performance.
•	other compensation and benefit policies affecting our executive officers, including the impact of compensation plans on Company risks.

Compensation Philosophy and the Objectives of Our Compensation Programs
          The Nominating and Compensation Committee believes that the most effective compensation programs strive to accomplish the following objectives:
•	aligning the interests of the employee with those of the Company’s shareholders;
•	attracting and retaining talented individuals and top performers; and
•	motivating performance toward the achievement of short-term and long-term goals.
          To meet these objectives, the Nominating and Compensation Committee has carefully structured the programs in the following manner:
•	base compensation levels comparable and competitive to the 50th percentile of market, defined in terms of geography, company type and company size;

•	annual incentive compensation that varies in a manner consistent with the achievement of individual performance objectives, where appropriate and a broad set of corporate objectives related to the risk-adjusted financial results of the Company;

•	long-term incentive compensation (equity) based on the achievement of longer-term (minimum three-year) financial and strategic goals;

•	executive benefits that are meaningful, competitive and comparable to those offered by similar organizations; and

•	an appropriate balance between base pay, short-term incentives, long-term incentives and benefits that provide total compensation below the 50th percentile of market for performance below median peer levels, at the 50 th percentile of market for performance at median peer levels and above the 50th percentile of market for performance exceeding median peer levels.
          In designing and administering executive compensation programs, the Nominating and Compensation Committee strives to maintain an appropriate balance across all of the various compensation elements, realizing that at times some objectives may be in conflict with others. In addition, external factors, such as the unanticipated downturn in the economy occurring during 2008, and continuing in 2009, or legislative changes impacting executive compensation programs, may impact the effectiveness of existing approaches to executive compensation. Such events require a careful reconsideration of existing approaches, and on an annual basis the Nominating and Compensation Committee may make decisions and adjustments to future compensation programs to maintain the strategic objectives of executive compensation.
Intended Focus of Our Executive Compensation Program
          Our executive officers’ compensation program uses different components to reward different performance considerations. Base salary is provided to retain the executive, and to reward the executive for basic job-related contributions and the application of his or her knowledge, experience and talent to the success of the Company. Base salary is also a reflection of the position’s external value in the job market and the internal value of the assigned roles and responsibilities to the success and ongoing viability of the Company, as well as the Board’s assessment of the executive’s personal performance.
          Annual incentives are provided to focus performance on the key strategic short-term objectives defined and established on an annual basis emanating from the Company’s strategic plan. These incentives are strongly linked to the success of achieving annual goals and provide the executive with cash and stock rewards commensurate with the Company’s annual performance. During 2010, the Nominating and Compensation Committee intends to adjust the payouts from this Plan to be split between cash at year end and restricted stock that will vest over two years in order to better reflect the impact of short-term decisions over time.
          Long-term incentives reward executives for the longer-term success of the Company. This equity-based compensation rewards executives for the long-term performance of the Company and maintains the alignment between executive compensation levels and shareholder value. As the value of the stock held by shareholders increases, the value of the equity-based long-term incentives provided to each executive increases. Conversely, as shareholder value declines, the value of the equity awards vesting for each executive declines. Few long term incentive grants have been made over the past two years. However, in the past, long-term incentives have been provided in the form of stock options with time-based vesting provisions. In the future, the Nominating and Compensation Committee believes that the Company should mix stock options with restricted stock grants and use a mix of time-based and performance based vesting provisions.
          During 2009, the Nominating and Compensation Committee recommended to the Board, and the Board subsequently approved, a blanket “Clawback Policy” so that if payouts from any incentive plan are made based on inaccurate measurements of results, the Company can attempt to recover the rewards from the employee.
          Benefits provided to each executive officer are in line with our broad-based employee benefits which meet basic health and welfare needs. Perquisites for our executives remain conservative and primarily serve to enhance the business development activities of our executive officers.

Process for Determining Executive Officer Compensation
Role of the Nominating and Compensation Committee
          The Nominating and Compensation Committee administers the Company’s executive compensation programs. During 2009, the Nominating and Compensation Committee consisted of Dan Hill, III (Chairman), Ralph Bentley, Faye Cooper, Jim Harrell, Larry Helms, Peter Pappas, Jim Poindexter and Ken Wilcox. Harry Davis was appointed to the Committee in December 2009. The members of the Nominating and Compensation Committee all qualify as independent, outside members of the Board in accordance with the requirements of Nasdaq, current SEC regulations and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).
          The Nominating and Compensation Committee is responsible for all compensation decisions for the Chief Executive Officer and the other named executive officers. The Nominating and Compensation Committee annually reviews the levels of compensation along with the performance results on goals and objectives relating to compensation for the named executive officers. Based on this evaluation, the Nominating and Compensation Committee makes decisions related to executive compensation programs with final approval by the Board.
          Additionally, the Nominating and Compensation Committee annually reviews our incentive plans and other equity-based plans. The Nominating and Compensation Committee reviews, adopts and submits to the Board any proposed arrangement or plan and any amendment to an existing arrangement or plan that provides or will provide benefits to the executive officers collectively or to an individual executive officer. The Nominating and Compensation Committee has sole authority to retain and terminate a compensation consultant or other advisor as it deems appropriate.
Role of the Executive Officers
          The CEO annually reviews the performance of the other named executive officers, after which the CEO presents his conclusions and recommendations to the Nominating and Compensation Committee for approval. The Nominating and Compensation Committee has absolute discretion as to whether it approves the recommendations of the CEO or makes adjustments, as it deems appropriate. The CEO, CFO and other senior officers may also work with the Nominating and Compensation Committee to gather and compile data needed for benchmarking purposes or for other analysis conducted by the Nominating and Compensation Committee’s independent consultants and advisors.
Role of the Compensation Consultant
          In making compensation decisions for 2009, the Nominating and Compensation Committee engaged Matthews, Young & Associates, Inc. (dba Matthews, Young — Management Consulting) to conduct an overall compensation review for the Company’s CEO. In addition to the review of executive compensation, Matthews, Young & Associates, Inc. conducted a review and market comparison of the Company’s short-term incentive plans, long-term incentive practices, health and welfare benefits and retirement benefits for all employees and assisted the Committee to design the 2009 Annual Incentive Plan.
          The Nominating and Compensation Committee also worked with Matthews, Young & Associates, Inc. in 2009 to update all benchmarks and compensation plans, as well as to make recommendations regarding adjustments to compensation. Matthews, Young & Associates, Inc. provided recommendations and guidance on TARP related restrictions on compensation. In addition, Matthews, Young & Associates, Inc. conducted a broad assessment of compensation plan encouragement of risks to ensure that such plans did not encourage undue risk that might threaten the viability of the Company. This assessment included compensation for all employees of the Company, including the named executives. Finally, Matthews, Young & Associates, Inc. worked with an internal management committee, with the approval of the Nominating and Compensation Committee to begin the process of cascading the Board’s philosophies and strategies regarding compensation to all levels in the Company.
          Matthews, Young & Associates, Inc. reported directly to the Nominating and Compensation Committee on all work conducted and performed no other services for the Company in 2009.
Benchmarking
          During June 2009, the Nominating and Compensation Committee, in coordination with Matthews, Young & Associates, Inc., conducted an overall review of the CEO compensation program. As part of this review, a peer group of 23 banks comparable to the Company in terms of geographic location, asset size, growth and performance was selected. The peer group is presented in the table below. Values reported in the table are as of year-end 2008.

				Revenue
			Total Assets	Growth 3	ROAA	ROAE
			12/31/2008	Yr	2008	2008
Company Name	Ticker	State	$000	(%)	(%)	(%)
| | | | | |
AMERIS BANCORP	ABCB	GA	$2,407.090	16.76%	-0.18%	-2.23%
BANCTRUST FINANCIAL GRP INC	BTFG	AL	$2,088.177	15.44%	0.06%	0.47%
BANK OF THE OZARKS INC	OZRK	AR	$3,233.303	14.86%	1.07%	13.66%
CAPITAL BANK CORP/NC	CBKN	NC	$1,654.232	18.52%	-3.37%	-51.24%
CARDINAL FINANCIAL CORP	CFNL	VA	$1,743.757	3.42%	0.02%	0.18%
CENTERSTATE BANKS OF FLORIDA	CSFL	FL	$1,333.143	19.36%	0.24%	2.14%
CITY HOLDING COMPANY	CHCO	WV	$2,582.446	-2.96%	1.09%	10.02%
FARMERS CAPITAL BANK CORP	FFKT	KY	$2,202.167	9.41%	0.20%	2.61%
FIRST BANCORP/NC	FBNC	NC	$2,750.567	13.22%	0.80%	10.01%
FIRST CMNTY BANCSHARES INC	FCBC	VA	$2,133.314	-3.94%	0.13%	1.57%
FIRST SECURITY GROUP INC	FSGI	TN	$1,276.227	10.44%	0.11%	0.94%
FNB UNITED CORP	FNBN	NC	$2,044.434	25.47%	-2.93%	-40.43%
GREEN BANKSHARES INC	GRNB	TN	$2,944.671	26.04%	-0.19%	-1.73%
NEWBRIDGE BANCORP	NBBC	NC	$2,078.627	23.13%	-2.75%	-44.97%
RENASANT CORP	RNST	MS	$3,715.980	14.79%	0.65%	6.01%
SCBT FINANCIAL CORP	SCBT	SC	$2,766.710	14.08%	0.57%	6.45%
SEACOAST BANKING CORP/FL	SBCF	FL	$2,314.436	7.77%	-1.98%	-26.54%
SECURITY BANK CORP	SBKC	GA	$2,846.054	20.19%	-8.94%	-300.29%
SOUTHERN CMNTY FINL CORP	SCMF	NC	$1,803.778	12.82%	0.31%	3.86%
STELLARONE CORP	STEL	VA	$2,956.514	23.55%	0.32%	2.55%
TIB FINANCIAL CORP	TIBB	FL	$1,610.114	10.78%	-1.31%	-23.92%
UNION BANKSHARES CORP	UBSH	VA	$2,551.932	9.02%	0.57%	5.31%
VIRGINIA COMM BANCORP INC	VCBI	VA	$2,715.922	21.46%	0.47%	6.72%
          The peer group comparison provided the primary market data upon which we determined the market standing of our CEO’s compensation level. In addition to the peer group data which provided benchmarks for all elements of our executive compensation program, we also reviewed survey data available on cash compensation (base salary and incentive/bonus compensation). Data was compiled from the following compensation surveys of the banking and financial services industry: North Carolina Bankers Association Annual Compensation Survey, America’s Community Bankers’ Compensation Survey, Bank Administration Institute’s Bank Cash Compensation Survey and Key Executive Compensation Survey, Crowe Chizek Financial Institutions Compensation Survey, Mercer Retail Banking Compensation Survey and the Watson-Wyatt Financial Institutions Compensation Survey.
Elements of Compensation
          Total direct compensation includes cash, in the form of base salary and annual incentives, and long-term equity incentives. The Nominating and Compensation Committee evaluates the mix between these elements based on the pay practices of comparable companies. The Nominating and Compensation Committee strives to be fully informed in its determination of the appropriate compensation mix and award levels for the named executive officers, including consideration of publicly available information and the retention of compensation consultants when deemed appropriate. The Nominating and Compensation Committee’s guiding principles of fairness to employees, retention of talented executives and fostering improved Company performance guide all of its compensation decisions. With respect to the named executive officers, the elements of compensation used during 2009 to compensate the executive officers include the following:
•	base salary;
•	annual incentives (no payouts made);
•	long-term equity awards (no new grants made);
•	retirement benefits;
•	health and insurance benefits; and
•	perquisites.
TARP CPP Program Restrictions on Compensation
          In January 2009, the Company completed the sale and issuance of $36 million in capital as a participant in the Treasury’s Capital Purchase Program (the “CPP”) under the Troubled Asset Relief Program (“TARP”). Participation in the Treasury’s CPP required that compensation of the Company’s five Senior Executive Officers (“SEOs”) be limited in certain ways. The new regulations, among other things, limit bonuses paid to senior executive officers — defined to include the “named executive officers”

identified in the company’s annual compensation disclosures — and to a specified number of the most highly compensated employees of TARP recipients to one-third of total compensation, implementing the provisions passed by Congress.
          The rule defines “most highly compensated” employees by reference to total annual compensation as calculated under the securities regulations, in order to most accurately capture the amounts earned by these executives each year. The number of most highly compensated employees covered by the limit depends upon the amount of financial assistance the company has received. This prohibition applies to the most highly compensated employee of any TARP recipient that has received less than $25,000,000 in financial assistance; to at least the five most highly compensated employees of any TARP recipient that has received at least $25,000,000 but less than $250,000,000. At the same time, the rules encourage companies to pay salary in the form of stock that must be held for a long period of time and may not be entirely converted to cash until TARP funds are repaid, aligning executives’ incentives with those of shareholders and taxpayers and effectively ensuring that executives experience a “clawback” effect if positive results prove illusory and the stock drops in value. For 2009, the Company’s Annual Incentive Plan, in which all full time employees participate, was redesigned to pay cash to most employees and restricted stock to the five most highly compensated employees. Since earnings hurdles built into the 2009 Plan were not achieved, there was no payout from the Plan. Also during 2009, the Board approved a blanket “Clawback Policy” stating that all incentive compensation plans will require return of payments that are made based on measurements that subsequently prove to be inaccurate.
          In addition, to ensure compliance with the TARP CPP restrictions, the Company entered into omnibus written agreements with its five Senior Executive Officers amending each of the executive compensation programs that they participate in with the Company. The specific amendments include: (1) adding a clawback provision to the Company’s incentive compensation programs requiring that they return any bonus or incentive compensation award based upon materially inaccurate financial statements or performance metrics; (2) amending the Company’s agreements with these officers so that any future severance payments under such agreements that are deemed to be “golden parachute payments” (as such term is defined in the Treasury Regulations issued pursuant to the CPP) will not be made; (3) amending the Company’s agreements with these officers so that they will not be entitled to receive any tax gross-up payment; and (4) amending the Company’s agreements so that, at any time the officer is one of the five most highly compensated employees of the Company, he or she will not be entitled any bonus, retention award, or incentive compensation, except for certain long term restricted stock payments. These amendments were effective upon closing of the TARP CPP investment and continue to remain in effect for so long as the United States Department of Treasury holds debt or equity securities issued by the Company under the CPP.
          Following is a discussion of each element of compensation listed above, including the purpose of each element of compensation, why we elect to pay or not to pay each element of compensation, how each element of compensation was determined by the Nominating and Compensation Committee and how each element and our decisions regarding the payment of each element relate to our goals.
Base Salary
          It is the Company’s philosophy that employees be paid a base salary that is competitive with the salaries paid by comparable organizations based on each employee’s experience, performance and any other unique factors or qualifications. Generally, the Company has chosen to position cash compensation at market median levels in order to remain competitive in attracting and retaining executive talent. The allocation of total cash compensation between base salary and annual incentive is based on a variety of factors. In addition to the market positioning of the base salary and the mix of total compensation, the Nominating and Compensation Committee also takes into consideration the following:
•	the executive’s performance;

•	the performance of the Company;

•	the performance of the individual business or corporate function for which the executive is responsible;

•	the nature and importance of the position and role within the Company;

•	the scope of the executive’s responsibility; and

•	the current compensation package in place for that executive, including the executive’s current annual salary and potential incentive awards under the Company’s Annual Incentive Plan.
               In the following table we summarize the changes in base compensation made during 2009. Due to the economic environment and the corresponding impact of the economy on the Company’s performance, there were no merit base salary increases provided to any of our named executive officers.

	2008 Base	2009 Base	Merit	Market	Promotion		Total
Named Executive Officer	Salary	Salary	Increase	Adjustment	Increase	Other	Adjustment
William A. Long	$325,000	$375,000	$0	$50,000	$0	$0	$50,000
Edwin E. Laws	140,000	165,200	0	25,200	0	0	25,200
Jan H. Hollar	-0-	185,000	0	185,000	0	0	185,000
Stephen S. Robinson	190,000	205,200	0	15,200	0	0	15,200
Joseph H. Towell	165,000	200,000	0	35,000	0	0	35,000

Totals for All Named Executive Officers	$820,000	$1,130,400	$0	$310,400	$0	$0	$310,400

          Based on the analysis and peer benchmarking conducted by Matthews, Young & Associates, Inc., the 2009 base salary for our CEO falls within a competitive range to the market median (±15% of the market median). Since the Company is experiencing difficulties due to credit market problems, no base salary adjustments were made during 2009.
          During December of 2009, the Committee developed a new process for assessing the performance of the CEO that includes achievement of specific corporate objectives, achievement of personal development goals and ratings on a series of competencies in the areas of leadership, board relations, etc. Mr. Long rated his performance and the Committee used the same format to rate his performance. Committee Chairman Hill and Board Chairman Bentley reviewed the Committee’s ratings with Mr. Long.
Annual Incentives
          Annual incentives are provided to the executive officers through the Company’s 2009 Annual Incentive Compensation Plan (the “AIP”). Annual incentives are primarily designed to focus the executive officers on our goals for a particular year and to reward executive officers, as well as other staff members, upon achievement of those goals. The Nominating and Compensation Committee believes that a formalized plan, with specifically defined and clearly communicated goals, helps strengthen the link between pay and performance.
          The AIP covers all full time employees and provides maximum incentive potential based upon position and salary. All employees hired by July 1, 2009 were eligible, with payments prorated based upon earned base salary for the year. The following table contains information with respect to incentive compensation that may be awarded to the named executive officers for service pursuant to the Bank’s 2009 Annual Cash Incentive Compensation Plan.
               No such payments were made under the Company’s AIP.
Terms of the Annual Cash Incentive Compensation Plan
          The Nominating and Compensation Committee established an incentive pool with a maximum potential pool of approximately $1.93 million under its 2009 Annual Incentive Compensation Plan. The actual final amount of the pool was determined based upon a number of annual measurements of corporate objectives. These measures were given weighting factors in determining the final amount of the pool. The measures were:
•	achieve pre-tax earnings of a minimum of $5.289 million, which was weighted 10%;
•	earn net interest income of $56 million, which was weighted 15%;
•	earn non-interest income, excluding capital gains, of $18 million, which was weighted 15%;
•	grow average non-interest bearing deposits to $196.1 million, which was weighted 50%; and
•	cover 32% of non-interest expense with non-interest income, which was weighted 10%.
          If non-performing assets exceeded 1.50% of the total assets, the pool would have been reduced by 20% and if the regulatory audit was not satisfactory, the pool could have been eliminated. Failure to satisfy any one of the criteria would reduce the pool based on a percentage allocation to the criteria. Individual awards were based on the midpoint of the employee’s job grade level at February 1, 2009. The Company did not meet the pre-tax earnings or net interest income goals and therefore the Nominating and Compensation Committee did not award any of the potential bonus pool to employees or executive officers for performance for fiscal year 2009.
          The lack of incentive compensation positions our cash compensation (base salary plus annual incentive pay) below the 50th percentile of our peers for all of our named executed officers. On average, cash compensation for our named executive officers was 11% below the peer group median in 2008. These results reflect the strong alignment between incentive pay-and-performance in our compensation philosophy.

          During June 2009, the Committee approved a one-time discretionary bonus pool of $70,000 for the CEO’s use in rewarding the staff that integrated systems after recent acquisitions. At its September 11, 2009 meeting the Committee increased this bonus pool to $96,500 after determining that the number of employees involved in the integration was greater than originally anticipated.
Long-Term Equity Awards
          The Nominating and Compensation Committee believes there should be a significant equity-based component to executive compensation because this best aligns the executives’ interests with those of the Company’s shareholders. For purposes of retention, the Nominating and Compensation Committee believes that the equity-based compensation should have meaningful conditions to encourage valued employees to remain with the Company.
          The Company’s officers and certain other employees may participate in the Company’s shareholder-approved 2008 Omnibus Stock Ownership and Long-Term Incentive Plan (the “2008 Plan”). The 2008 Plan document was set forth as Proposal 2 to the Definitive Proxy Statement for the Company’s May 22, 2008 annual meeting of shareholders. Awards may be granted under the 2008 Plan from time to time and may be in the form of qualified or nonqualified stock options, restricted stock, stock appreciation rights, long-term incentive compensation units consisting of a combination of cash and Common Stock or any combination thereof within the limitations set forth in the 2008 Plan.
          The 2008 Plan provides that awards may be made for 10 years from its effective date of March 20, 2008. The 2008 Plan is administered by the Nominating and Compensation Committee, which selects eligible employees to participate in the 2008 Plan and determines the type, amount and duration of all individual awards. Prior to the adoption of the 2008 Plan, equity awards were granted pursuant to other plans which now are operative only with respect to the exercise of options that remain outstanding under such plan.
          The Nominating and Compensation Committee carefully considers the following factors when determining the type and amount of equity to award:
•	prior awards issued to the executive officer;

•	the current amount and intrinsic value of unvested equity held by the executive officer;

•	current number of shares owned by the executive officer;

•	proportion of total compensation on an annual basis consisting of equity awards; and

•	market data on the median level of equity awarded to comparable positions.
          Equity awards provided to our named executive officers under the 2008 Plan have historically consisted of annual awards of incentive or nonqualified stock options. Vesting schedules applied to these awards ranged from three- to five-year periods.
          With three exceptions, no equity awards were granted during 2009, and the Committee reexamined its use of the types of awards enabled under the 2008 Plan. The use of options provides a component of performance motivation since the awards, despite having a fair-market value, will have no intrinsic value unless there is an increase in stock price. However, the TARP CPP limitations emphasize use of restricted stock. After much discussion, the Committee has embraced the concept of using a mix of cash and restricted stock as payment for earned annual incentives, with the stock portion restricted for two years, thereby putting a longer term focus on annual rewards and enabling effective clawback provisions. Long term (three years or more) grants of restricted stock may also be granted to help retain key employees in the future. The Committee may also use a mix of stock options and cash incentives when circumstances warrant such.
          The only significant equity award granted by the Committee was to Mr. Long, a $208,000 retention bonus in the form of restricted stock which would not fully vest until the TARP CPP funds were completely repaid. Mr. Long subsequently requested that the Committee rescind the grant because the Company’s 2009 financial performance did not meet his expectations. The Committee rescinded the grant as requested. In addition, in 2009, the Committee also granted a total of 8,000 options to two new senior employees that are not SEOs and 5,000 options to our new CFO, Ms. Hollar, upon her hiring.
Outstanding Equity Awards at Fiscal Year-End
          The following tables contain information with respect to outstanding equity awards of the Bank held by the named executive officers at December 31, 2009.

Outstanding Option Awards

	Number of Securities Underlying Unexercised
	Options (#)
Name	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date
William A. Long	2,002	-0-	7.85	06/12/2011
	10,000	-0-	10.75	07/11/2012
	10,000	-0-	14.97	05/03/2013
	4,000	6,000	19.07	01/18/2017
	1,600	6,400	13.91	03/14/2013

Edwin E. Laws	1,345	-0-	8.67	05/01/2010
	739	-0-	7.58	07/10/2011
	5,000	-0-	14.97	05/03/2013
	3,000	4,500	19.07	01/18/2017
	1,200	4,800	13.91	03/14/2018

Jan H. Hollar	-0-	5,000	3.84	12/08/2019

Stephen S. Robinson	3,360	-0-	7.44	05/06/2012
	5,000	-0-	14.97	05/03/2013
	2,000	3,000	19.07	01/18/2017
	1,200	4,800	13.91	03/14/2018

Joseph H. Towell	2,000	8,000	14.91	02/19/2018
Perquisites and Executive Benefits
          The Company provided the following significant perquisites in 2009 to certain executive officers:
•	company cars; and

•	club memberships.
The total cost for these two perquisites for all of our named executive officers was approximately $77,419. No individual named executive officer received a perquisite with a total value in excess of $25,000 during 2009. We provide further details on perquisites in a supplementary table following the Summary Compensation Table below.

The Nominating and Compensation Committee performed a comprehensive review during 2009 of the use of tickets to home games of the Carolina Panthers NFL Affiliate. The Company has a multi-year contract for the use of a “luxury box” at the Bank of America Stadium in Charlotte, NC for use in entertaining customers. The Committee reviewed game by game records of who used the box and whether the Company provided use of the box for employee entertainment. We found that in most cases the box was, indeed, used to entertain major customers and in no cases was the box used by employees only unless the employees in attendance reimbursed the Company.

We view certain perquisites as being beneficial to the Company, in addition to being compensatory to the executive officers. For example, the club memberships are regularly used in the general course of our business, such as for business meetings or entertaining. The company cars are used primarily for business purposes. In addition, these perquisites, at a minor expense to the Company, provide a useful benefit in our efforts to recruit, attract and retain top executive talent.

The Company also provided a split dollar death benefit through Bank Owned Insurance Policies and medical insurance premiums for certain executives and their families, details of which are shown in tables below.
Total Compensation
          The allocation of total compensation between base salary, annual bonus, long-term (equity) compensation and other compensation is based on a variety of factors. The Nominating and Compensation Committee considers a combination of the executive’s performance, the performance of the Company and the individual business or corporate function for which the executive is responsible, the nature and importance of the position and the executive’s role within the Company.

          The Company incorporates a significant portion of the named executive officers’ compensation in the form of annual incentives. As discussed above, the annual incentive plan is tied to earnings, as well as a broad array of growth and asset quality metrics, and provides a strong link between executive compensation and shareholder interests.
          The impact of performance is reflected in the reduction in annual incentives in 2008 and the reduction in both annual incentives and equity awards in 2009. Because of the link between incentive pay and performance, total compensation not only declined overall, but the portion of total compensation comprised of incentive pay decreased by 100% over the past two years.
Other Considerations Affecting Compensation of Named Executive Officers
The Emergency Economic Stabilization Act of 2008 (“EESA”) and the American Recovery and Reinvestment Act of 2009 (“ARRA”)
          On October 14, 2008, the United States Department of the Treasury (the “Treasury”) announced a program under EESA in which the Treasury would make preferred stock investments in participating financial institutions. The program, known as the Capital Purchase Program, or CPP, provides a means for financial institutions to receive capital through sales of preferred stock and common stock purchase warrants to the Treasury.
          On February 17, 2009, President Barack Obama signed ARRA into law. ARRA amends Section 111 of EESA and adds additional executive compensation requirements for CPP participants. ARRA also includes provisions directing the Treasury and the SEC to impose additional limits on compensation of executives of companies that participate in the CPP as long as the Treasury owns preferred stock or stock purchase warrants of such companies under the CPP.
          The following requirements currently apply to all CPP participants, although further clarification is pending from the Treasury on certain aspects of these rules. “Senior Executive Officers” (“SEOs”), for purposes of EESA and ARRA, are defined as the top five most highly compensated executives of a public company whose compensation is required to be disclosed pursuant to SEC regulations. The SEOs of the Company are likely to be the same individuals as those comprising the named executive officers presented in this Proxy Statement. The requirements related to executive compensation are as follows:
•	Limits on Incentive Compensation — The scope of limits on incentive compensation vary based upon the amount of funds received under the CPP. Since the Company received over $25 million but less than $250 million in funds, the following limits apply only to the five most highly compensated employees of the Company (the SEOs):
•	CPP participants are prohibited from paying or accruing any bonus, retention award or incentive compensation for the covered employee. This prohibition does not apply to any bonus payments required to be paid pursuant to a written employment agreement executed on or before February 11, 2009.

•	This prohibition does not apply to the granting of long-term restricted stock provided that the equity does not fully vest during CPP participation and is not awarded on an annual basis at a value exceeding one-third of the covered employee’s total annual compensation.
•	Prohibition on Compensation that Provides an Incentive to Take Unnecessary and Excessive Risks — This restriction prohibits the participating financial institution from providing incentive compensation arrangements that encourage SEOs to take unnecessary and excessive risks that threaten the value of the financial institution. Treasury regulations also require the institution’s compensation committee to review SEO incentive compensation arrangements with its senior risk officers to ensure that the SEOs are not encouraged to take such risks. The regulations require the institution’s compensation committee to meet at least semi-annually with its senior risk officers to discuss and review the relationship between its risk management policies and practices and the SEO incentive compensation arrangements. The Nominating and Compensation Committee has performed this review, and its conclusions are included in its report within this Proxy Statement.

•	Clawback on Incentive Compensation — Compensation plans must provide for the recovery of any bonus, retention award or incentive compensation paid to SEOs and the next 20 most highly compensated employees (up to a total of 25 employees) that were based upon financial statements or other criteria that are later to be found to be materially inaccurate. In addition, compensation plans that would encourage manipulation of reported earnings to enhance the compensation of any employee are prohibited. On December 17, 2009, the Company enacted a Clawback Policy as required under ARRA.

•	Limit on Tax Deduction — This provision of EESA requirements limits the tax deduction for compensation paid to any SEO to $500,000 annually. This provision of EESA amended Section 162(m) of the Internal Revenue Code by adding Section 162(m)(5), which sets forth the $500,000 deduction limit. In addition, prior to the amendment, certain performance-based compensation paid under shareholder-approved plans did not count toward such deduction limit. EESA and Section 162(m)(5) eliminate that exclusion for the Company.

•	Prohibitions on Golden Parachutes — CPP participants are prohibited from making any golden parachute payments to SEOs and the next five most highly compensated employees (up to a total of ten employees). Golden parachute payments are defined as any payment for departure from a company for any reason, except for payments for services performed or benefits accrued. The estimated impact of this prohibition on the named executive officers is included within the portion of this Proxy Statement titled “Potential Payments Upon Termination Following a Change in Control.”

•	Limitations on Luxury Expenditures — A CPP participant must have a policy regarding excessive or luxury expenditures, including entertainment or events, office and facility renovations, aviation or other transportation services, and other activities or events that are not reasonable expenditures for staff development or reasonable performance incentives. The Company adopted the required formal policy at their August 20, 2009 meeting and it was posted on the Company’s website as required, but the Company currently does not provide such expenditures and has not historically done so. For more details on the extent of perquisites and other expenditures provided to our SEOs, see the supplementary table on perquisites which follows the Summary Compensation Table below.
•	Certificate of Compliance — The CEO and CFO of a CPP participant must provide certification in writing of compliance with the executive compensation guidelines to the SEC.
•	Non-Binding Advisory Proposal on Executive Compensation — As required by ARRA, based on recent guidance issued by the SEC, the Board authorized a non-binding advisory shareholder vote on the Company’s executive compensation plans, programs and arrangements. This proposal is included in this Proxy Statement.
Terms of Named Executive Officer Employment Agreements
     The Company has employment agreements with most of its senior executive officers. In December 2008, the Company and the Bank amended and restated the employment contracts with William A. Long, President and CEO of the Company and the Bank (the “Long Agreement”), Joseph H. Towell, Executive Vice President, Chief Credit Officer and Chief Administrative Officer of the Company and of the Bank (the “Towell Agreement”), and Stephen S. Robinson, Executive Vice President and Chief Operating Officer of the Bank (the “Robinson Agreement”). The Long and Robinson Agreements became effective January 1, 2009 for a term of three years. The Towell Agreement became effective January 1, 2009 for a term of one year. On September 8, 2009, Edwin E. Laws accepted a transfer of duties from his position as CFO of both the Company and the Bank. Mr. Laws’ employment agreement terminated upon his departure on February 12, 2010, and Ms. Hollar does not currently have an employment agreement with the Company.
     On each anniversary of the effective date of each Employment Agreement, the term of the Employment Agreement is automatically extended for an additional one year period beyond the then effective expiration date unless written notice from the Bank or the officer is received 90 days prior to the anniversary date advising the other that the Employment Agreement shall not be further extended. The officers have the option to terminate the Long and Robinson Agreements upon 60 days’ written notice to the Bank. While each officer is employed by the Bank and for one year following termination of employment for Messrs. Long and Robinson, the Employment Agreements prohibit each officer from competing with the Bank. Under the Employment Agreements, the officers receive an annual cash salary, with annual adjustments and discretionary bonuses as determined by the Board of Directors.
     Under the Long Agreement, Mr. Long also is provided the use of a late model automobile pursuant to the policies of the Bank, membership in country clubs, and term life insurance benefits of up to $250,000 with his family members as the beneficiaries. Under the Employment Agreements, each officer is also entitled to all fringe benefits generally provided by the Bank to its employees and its executive officers.
     Under the terms of the Employment Agreements, each officer has the right to terminate his employment if he determines, in his sole discretion, that within 24 months after a “change in control,” there has been a material diminution in (i) his base compensation, (ii) his authority, duties, or responsibilities, (iii) the authority, duties, or responsibilities of the person to whom he is required to report, (iv) the budget over which he retains authority or either a (v) material change in the geographic location at which he must perform the services or (vi) any other action or inaction that constitutes a material breach by the Company or Bank of the Employment Agreement. A “change of control” is defined to mean as defined by Treasury Regulation § 1.409A-3(i)(5) as to the Company or the Bank.
     The Bank has the right, under each Employment Agreement, to reduce any such payments as necessary under the Code to avoid the imposition of excise taxes on the officer or the disallowance of a deduction to the Bank. See Post-Employment Benefits — Potential Payments Upon Termination following a Change in Control below for a further discussion of these payments.
               As discussed above, the Company participated in the CPP established under TARP. As required by the terms of the CPP, our senior executive officers entered into agreements with the Company that amended the executive compensation programs that such officers participate in. The specific amendments included are described above in TARP CPP Program Restrictions on Compensation. The Company continues to assess the impact of the executive compensation provisions of ARRA and may seek to make further changes to its executive compensation arrangements in response to ARRA and its implementing regulations.
Post-Employment Benefits
               Provided that each named executive officer exercises any vested stock options held by the officer on or before the final date of employment, he will be able to realize gain on the difference between the exercise price and the fair market value of the stock options. See Outstanding Equity Awards at Fiscal Year-End above for a listing of each officer’s stock option holdings. Using the fair market value of the Company’s common stock as of December 31, 2009, there would have been no gain due to a decrease in the stock price. Pursuant to the terms of their employment agreements, in the event a named executive officer’s employment is terminated by the Company for any reason other than for cause or in the event of certain events following a change in control, the officers will continue to receive certain payments, as described below, provided however that named executives have waived this right, as described in the section titled Prohibitions on Golden Parachutes, for as long as the Company has outstanding ARRA related TARP CPP capital.
Potential Payments Upon Termination following a Change in Control After TARP CPP Has Been Repaid.
          Under the terms of the Employment Agreements with Messrs. Long, Robinson, and Towell upon the occurrence of the events constituting termination of employment described above under Terms of the Employment Agreements, the Bank has agreed to pay each officer an amount equal to 2.99 times his or her “base amount” as defined in Section 280G(b)(3) of the Code. This compensation is payable in a single lump sum payment due 15 days following his termination. If a change in control had occurred on January 1, 2010, and Messrs. Long, Robinson, and Towell had the right to terminate the employment agreements pursuant to these provisions, the total payments to them under their employment agreements would have been approximately $968,898, $575,727, and $493,350, respectively.
          Upon the effective date of a reorganization, merger, or consolidation of the Company with one or more other corporations in which the Company is not the surviving corporation, or the transfer of all or substantially all of the assets or shares of the Company to another person or entity, or the acquisition of stock representing more than 25% of the voting power of the capital stock of the Company then outstanding by, another corporation, bank, other entity or person, other than pursuant to a merger in which the Company is the surviving entity (any such transaction being hereinafter referred to as a “Change in Control Transaction”), the Nominating and Compensation Committee may, in its absolute discretion, determine that all or any part of the options granted under the Company’s Omnibus Plan shall become immediately exercisable in full and may thereafter be exercised at any time before the date of consummation of the Change in Control Transaction. If a Change in Control Transaction occurred on January 1, 2010, as a result of a decrease in stock price, there would now be no cost due to option acceleration because these options would have no intrinsic value since the exercise price of the options exceeded the current market price of the common stock.
Potential Payments Upon Termination without Cause After TARP CPP Has Been Repaid.
          In the event the employment of Messrs. Long, Robinson, or Towell is terminated by the Bank for any reason other than Cause, their employment agreements provide that the Bank will pay their base annual salary for the remaining term of the employment agreement subject to a potential six-month delay for tax compliance. Termination for Cause is defined to include termination because of the officer’s personal dishonesty or moral turpitude, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the employment agreement. As of December 31, 2009, there would be no cost to the Bank if Messrs. Long, Robinson, or Towell were terminated without Cause.
Potential Payments Upon Death.
          In the event the employment of Messrs. Long, Robinson, or Towell is terminated upon their death, their employment agreements provide that the Bank will pay the officer’s estate within 30 days of the officer’s death compensation due through the last day of the calendar month in which the officer’s death occurred and for a period of one month thereafter. Effective December 31, 2007, the Bank adopted its 2007 Group Term Carve Out Plan which provides for the division of the death proceeds of certain life insurance policies on the lives of the participating officers, which are owned by the Bank, with the designated beneficiary of each insured participating officer. The named executive officers are insured participating officers in the Group Term Carve Out Plan. Under a Split Dollar Endorsement with each insured participating officer, if the officer dies, his beneficiary shall be entitled to an amount from the Bank equal to the lesser of:
•	up to four times the officer’s highest base annual salary as of December 31 of the year (i) of the officer’s death, or (ii) in which the officer’s employment with the Bank terminates, whichever is earlier, or
•	100% of the net-at-risk insurance portion of the death benefits from any life insurance policies on the officer owned by the Bank. The net-at-risk insurance portion is the total death benefit less the cash surrender value of the policy at the officer’s date of death.
          The Bank is not permitted to sell, surrender, or transfer ownership of any life insurance policy without replacing the policy with a comparable policy to cover the benefit provided by the Group Term Carve Out Plan. The Bank has the right to terminate the Group Term Carve Out Plan or to amend or terminate an officer’s rights under the Group Term Carve Out Plan at any time by written notice to the officer prior to an officer’s death while employed by the Bank. An officer’s death benefits are limited to the policies where he or she is the insured. All life insurance policies are subject to the claims of creditors.
          An officer’s rights under the Group Term Carve Out Plan terminate if either:
•	the officer voluntarily leaves the employment of the Bank and becomes an employee of or a paid consultant or advisor to any financial institution with a physical operating presence within 50 miles of any physical office of the Bank; or
•	there is a termination for cause. Termination for cause means that the Bank terminated the officer’s employment due to (i) gross negligence or gross neglect of duties; (ii) commission of a felony or of a gross misdemeanor involving moral turpitude; or (iii) fraud, disloyalty, dishonesty, or willful violation of any law or significant Bank policy committed in connection with the officer’s employment and resulting in an adverse effect on the Bank.
          Upon a change in control of the Bank or following termination of the officer’s employment other than for cause, the Bank must maintain any life insurance policy on the officer in full force and effect and the Bank may not amend, terminate, or otherwise abrogate the officer’s interest in any life insurance policy on the officer (unless the officer competes with the Bank as noted above). However, the Bank may replace any life insurance policy with a comparable policy to cover the benefit provided under the Group Term Carve Out Plan. For purposes of the Group Term Carve Out Plan, a change of control means the transfer of shares of the Bank’s voting common stock such that one entity or one person acquires, or is deemed to acquire, more than fifty percent of the Bank’s outstanding voting common stock. At December 31, 2009, the split dollar life insurance benefits for policies on Messrs. Long, Laws, and Robinson were $760,174, $454,749, and $195,371, respectively.
Financial Restatement
          Under TARP, participants in the CPP are required to implement clawback provisions on all incentive programs. The guidelines state that all compensation plans must provide for the recovery of any bonus, retention award or incentive compensation paid to SEOs and the next 20 most highly compensated employees (up to 25 employees) that were based on financial statements or other criteria that are later found to be materially inaccurate. Clawback provisions are currently implemented for all named executive officer incentive compensation elements.
Securities Trading Policy
          The Board has adopted an insider trading policy statement. The provisions of this policy expressly prohibit directors, officers or other employees from trading, either directly or indirectly, in securities of the Company after becoming aware of material nonpublic information related to the Company. To further ensure adherence with this policy, guidelines have been established for blackout periods and for appropriate disclosure of internal information to external parties. The insider trading policy provides guidance as to what constitutes material information and when information becomes public. The insider trading policy addresses transactions by family members and under Company plans, as well as other transactions which may be prohibited, such as short-term trading, short sales, publicly trading in options, hedging transactions, margin purchases and post-termination transactions. The policy discusses the consequences of an insider trading violation, additional trading restrictions and certain reporting requirements applicable to directors, officers and designated key employees. The policy requires all senior officers, including all named executive officers, to provide written certification of their understanding of, and intent to comply with, the policy.
Policy on Stock Options Repricing
          Stock options are granted at the fair market value of a share of Common Stock on the date of grant and are not subject to repricing.
Policy on Timing of Stock Option Awards
          The timing of stock awards under an established plan must be consistent with program guidelines. In every instance, the Nominating and Compensation Committee will approve any stock award prior to the granting of such an award. Stock option awards must be approved by the Committee and should always be dated subsequent to the date of Committee approval.
Tax Deductibility of Executive Officer Compensation
          Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation’s CEO and the four other most highly compensated executive officers.

          In connection with the compensation of our named executive officers, the Nominating and Compensation Committee is aware of Section 162(m) as it relates to deductibility of qualifying compensation paid to our named executive officers. To date, this provision has had no effect on the Company because no officer of the Company has received $1.0 million in applicable remuneration in any year. In addition, the Nominating and Compensation Committee believes that compensation earned for 2009 does not exceed the deductibility limitations on non-excluded compensation to our named executive officers.
          TARP participants are subject to additional provisions under Section 162(m)(5) of the Internal Revenue Code which limits the deduction of compensation to $500,000 per year for SEOs. Compensation covered by this limitation is more broadly defined than that for Section 162(m) generally and includes incentive compensation and deferred compensation. This provision applies to the period during which the Company is a participant in the CPP. The Nominating and Compensation Committee intends to give strong consideration to the deductibility of compensation in making its compensation decisions for executive officers in the future, again balancing the goal of maintaining a compensation program which will enable the Company to attract and retain qualified executives with the goal of maximizing the creation of long-term shareholder value.
Effect of Staff Compensation Policies on Risk
          At the April 13, 2009 meeting of the Nominating and Compensation Committee, the Company’s Chief Risk Officer, Julie Mason, and Tim O’Rourke, CEO of Matthews, Young & Associates, Inc., presented to the Committee a complete review of all compensation plans in place for named executives of the Company. The report included the background regarding the requirement for a senior risk officer and the review and certification requirements to be met related to the Company’s participation in the CPP (TARP).
          Mrs. Mason reported that the Company’s incentive pay is limited to 50% of the CEO’s salary, and the limit is lower for other participants. The goals in the incentive plan are based on budget. The budget process is an intense process of trying to make realistic and attainable goals and is presented annually to the Board’s review and approval. The incentive plan is then based on achieving and exceeding the approved budget. Past history proves that the incentive rewards the staff for a good year and in a difficult year, it does not pay. The incentive plan does allow for some incremental increases in payouts if the Company performs above the expected budgeted goals. However, the increases are limited and are not so large as to tempt employees or management to go out and seek more risky clients. Individual incentive payouts are capped and are not so large as to encourage employees to risk their job or put the Company at undue risk. Mrs. Mason reported the seven components of the incentive plan that must be met in order for the entire incentive plan to pay out:
1. Pretax earnings requirement based on budget: Mrs. Mason explained that because the Bank is so rigidly regulated by internal and external auditors and regulators, it would be extremely hard for someone to manipulate pretax earnings individually or on a departmental basis. It would require fraud on several individuals’ parts.
2. Net interest income: She explained that it would be hard to manipulate net interest income of the whole Company because of internal and external controls and regulatory examiners and internal auditors.
3. Non interest income: Non interest income is calculated internally and internally generated. Risk of manipulation of this component would be minimal as there are some very specific guidelines and controls in place in the balance sheet and income statement.
4. Average non interest bearing deposits: Using the average annual balances mitigates against bringing in temporary large deposits just to get the year-end numbers up. This mitigates the risk of deposits manipulation.
5. Non interest expense/non interest income: There is little risk involved with manipulating this amount.
6. Non performing assets take away from earned incentives when they exceed a limit.
7. Maintaining very high bank regulatory rating: The Company must maintain a very high regulatory rating. If not, then no incentive is paid out.
     Mrs. Mason concluded that the Company is relatively safe with reasonable risk in its executive incentive plan.
Effect of Staff Compensation Policies for Non-Executive Employees on Risk
          At the Committee’s November meeting, the Company’s new Chief Risk Officer, Mr. Edwin Laws, and Tim O’Rourke, CEO of Matthews, Young & Associates, Inc., reported to the Committee the results of their study of the impact on the Company’s risk profile by overall staff compensation policies and practices, including individuals other than the named executives of the Company.

They presented a table which listed all forms of compensation at all levels of Company staff including subsidiary company staff. The Committee focused its review on incentive based compensation plans and the controls around these plans and the administration of them. Incentive plans received a closer review based on a “risk-adjusted approach” that took into consideration: the purpose of the plan, the nature and level of participants, how the plan is administered, products and services incented, average length of transactions, incentives paid as a percentage of total revenue, earnings based on mark to market valuations, incentives paid as a percentage of the participant’s total compensation, and average incentives paid per employee in 2008 and 2009.
          The Chief Risk Officer also considered compensation plans providing for deferral of compensation and/or retirement benefits, and plans providing for de minimis payouts and determined that these plans did not present opportunities for employees to take unnecessary and excessive risks that threaten the value of the Company, or to manipulate earnings to enhance the compensation of any employee. The Chief Risk Officer also determined to exclude from review broad-based welfare and benefit plans that do not discriminate in scope and terms of operation.
          The overall summary is that no plans were found to encourage risk sufficient to threaten the future existence of the Company. There were a few plans that require internal controls to prevent undue risk taking and the Committee directed the Chief Risk Officer to examine and report on how such controls can be monitored by the Committee.
Summary Compensation Table
          The following table summarizes for the fiscal years ended December 31, 2009, 2008 and 2007, the current and long-term compensation for the CEO, the CFO and the three most highly compensated executive officers other than the CEO and CFO. Each component of compensation is discussed in further detail in the footnotes following the table. There were no stock awards granted during this period other than an award to William A. Long, which was rescinded prior to vesting.

						Change in
						Pension Value
						and
					Non-Equity	Nonqualified
				Option	Incentive Plan	Deferred	All Other
Name and			Bonus	Awards	Compensation	Compensation	Compensation
Principal Position	Year	Salary ($)	($)	($) (1)	($)	Earnings ($)	($) (5)	Total ($)

William A. Long	2009	370,853	-0-	12,255	-0-	-0-	62,374	445,482
President and Chief	2008	324,046	150,000	9,490	-0-	-0-	53,645	537,181
Executive Officer	2007	300,259	-0-	12,880	92,010	-0-	41,012	446,161

Edwin E. Laws (2)	2009	165,205	-0-	8,701	-0-	-0-	37,247	206,153
Executive Vice President	2008	144,214	-0-	7,117	-0-	-0-	45,335	196,666
and Chief Financial	2007	125,017	-0-	5,295	36,201	-0-	31,857	198,370
Officer

Jan H. Hollar (3)	2009	58,227	-0-	130	-0-	-0-	1,162	59,519
Executive Vice President and Chief Financial Officer

Stephen S. Robinson	2009	205,888	-0-	6,936	-0-	-0-	34,209	306,552
Executive Vice President	2008	192,551	-0-	5,352	-0-	-0-	31,341	229,244
and Chief Operating	2007	172,600	-0-	3,530	32,504	-0-	14,838	233,472
Officer

Joseph H. Towell (4) Executive Vice President	2009	189,792	-0-	4,636	-0-	-0-	14,918	209,346
and Chief Credit	2008	143,221	-0-	4,001	-0-	-0-	6,120	153,342
Officer

(1)	Please refer to Footnote 13 in the Original Filing for a discussion of the assumptions made in the valuation of the option awards.

(2)	Mr. Laws accepted a transfer of duties on September 8, 2009 from his position as Chief Financial Officer. Mr. Laws continued to serve the Company in a senior leadership position through February 12, 2010.

(3)	On September 14, 2009, the Company announced that Ms. Hollar had been named Chief Financial Officer of the Company and the Bank.

(4)	On March 19, 2009, the Company announced that Mr. Towell had been named Chief Credit Officer of the Company and the Bank.

(5)	Details on the amounts reported for “All Other Compensation” in 2009 is set forth in the following supplementary table:

Details on All Other Compensation Reported in the Summary Compensation Table for 2009

		Country		Dividends on
		Club/		Restricted
	Auto	Membership		Common	Employer	Life
Named Executive Officer (1)	Provision	and Dues	Medical Insurances	Stock	401(k) Match	Insurance

William A. Long	16,975.91	18,804.20	16,748.88	—	7,350.00	2,495.50
Edwin E. Laws	15,386.84	4,555.00	12,026.64	—	4,956.00	323.00
Jan H. Hollar	—	—	1,162.00	—	—	—
Stephen S. Robinson	7,641.82	4,177.00	15,895.68	—	6,197.04	297.00
Joseph H. Towell	5,497.75	4,380.00	5,040.00	—	—	—

1)	None of the above listed individuals received director’s fees for 2009.
Grants of Plan-Based Awards
          The following table contains information with respect to incentive compensation that could have been awarded to the named executive officers for service pursuant to the Bank’s 2009 Annual Cash Incentive Compensation Plan had the incentive plan been funded. See Terms of the Annual Cash Incentive Compensation above for a further discussion of this Plan.

	Potential Payouts Under
	Non-Equity Incentive Plan Awards

Name	Threshold ($)	Target ($)	Maximum ($)
William A. Long	3,164	158,194	162,464
Edwin E. Laws	1,465	73,247	75,224
Jan H. Hollar	-0-	-0-	-0-
Stephen S. Robinson	1,465	73,247	75,224
Joseph H. Towell	1,465	73,247	75,224

Outstanding Equity Awards at Fiscal Year-End
          The Outstanding Equity Awards at Fiscal Year-End Table below reflects each named executive officer’s unexercised option award holdings at December 31, 2009 on an individual award basis.

			Options Awards				Stock Awards
								Equity	Equity
								Incentive	Incentive
								Plan	Plan
							Market	Awards:	Awards:
							Value	Number	Market
						Number	of	of	or Payout
						of	Shares	Unearned	Value of
						Shares	or	Shares,	Unearned
						or Units	Units	Units or	Shares,
	Number of		Number of			of Stock	of	Other	Units or
	Securities		Securities			That	Stock	Rights	Other
	Underlying		Underlying			Have	That	That	Rights
	Unexercised		Unexercised	Options	Option	Not	Have	Have Not	That
	Options (#)		Options (#)	Exercise	Expiration	Vested	Not	Vested	Have Not
Name	Exercisable		Unexercisable	Price	Date	(#)	Vested	(#)	Vested

William A. Long	2,002		-0-	7.85	06/12/2011	-0-	-0-	-0-	-0-
	10,000		-0-	10.75	07/11/2012
	10,000		-0-	14.97	05/03/2013
	4,000	(1)	6,000	19.07	01/18/2017
	1,600	(1)	6,400	13.91	03/14/2013

Edwin E. Laws	1,345		-0-	8.67	05/01/2010	-0-	-0-	-0-	-0-
	739		-0-	7.58	07/10/2011
	5,000		-0-	14.97	05/03/2013
	3,000	(1)	4,500	19.07	01/18/2017
	1,200	(1)	4,800	13.91	03/14/2018

Jan H. Hollar	-0-		5,000	3.84	12/08/2019	-0-	-0-	-0-	-0-

Stephen S. Robinson	3,360		-0-	7.44	05/06/2012	-0-	-0-	-0-	-0-
	5,000		-0-	14.97	05/03/2013
	2,000	(1)	3,000	19.07	01/18/2017
	1,200	(1)	4,800	13.91	03/14/2018

Joseph H. Towell	4,000	(1)	8,000	14.91	02/19/2018	-0-	-0-	-0-	-0-

(1)	These options vest at 20% each year, beginning on the first anniversary of the grant date

Option Exercises and Stock Vested
          The Option Exercises and Stock Vested Table below reflects stock options actually exercised by each of our named executive officers during 2009.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on Exercise	Value Realized	Acquired on Vesting	Value Realized
Name	(#)	upon Exercise	(#)	on Vesting
William A. Long	0	0	0	0
Edwin E. Laws	0	0	0	0
Jan H. Hollar	0	0	0	0
Stephen S. Robinson	0	0	0	0
Joseph H. Towell	0	0	0	0
Equity Compensation Plans
          The following table sets forth information about Company common stock authorized for issuance under the Company’s existing equity compensation plans as of December 31, 2009.

	Number of securities		Number of securities
	to be issued upon	Weighted average	remaining available
	exercise of	exercise price of	for future issuance
	outstanding options,	outstanding options,	under equity
Plan Category(1)	warrants and rights	warrants and rights	compensation plans
Equity compensation plans approved by security holders	579,362	13.26	197,853
Equity compensation not approved by security holders	n/a	n/a	n/a
Total	579,362	13.26	197,835

(1)	All equity compensation plan authorizations for shares of common stock provide for the number of shares to be adjusted for stock splits, stock dividends, and other changes in capitalization.
Pension Benefits
          The Company does not provide pension benefits to our named executive officers.
Nonqualified Deferred Compensation
          The Company does not provide nonqualified deferred compensation to our named executive officers.
Directors Compensation
     The following table sets forth certain information regarding the compensation paid by the Bank to our directors during the fiscal year ended December 31, 2009.

	2009 Director Compensation
	Fees earned or	Non-qualified Deferred
Name	Paid In Cash ($)	Compensation ($)	Total ($)
J.T. Alexander, Jr.	31,625.00	-0-	31,625.00
Ralph L. Bentley	35,937.50	-0-	35,937.50
Nolan G. Brown	37,437.50	-0-	37,437.50
Faye B. Cooper	32,711.09	-0-	32,711.09
Harry M. Davis	37,352.50	-0-	37,352.50
Thomas J. Hall (2)	27,750.00	-0-	27,750.00
James A. Harrell, Jr.	32,437.50	-0-	32,437.50
Larry S. Helms (2)	30,500.00	-0-	30,500.00
Randy P. Helton (2)	21,625.00	-0-	21,625.00
Dan W. Hill, III	30,000.00	-0-	30,000.00

	2009 Director Compensation
	Fees earned or	Non-qualified Deferred
Name	Paid In Cash ($)	Compensation ($)	Total ($)
Peter A. Pappas (2)	25,125.00	-0-	25,125.00
Daniel J. Park (1)	15,887.05	-0-	15,887.05
James L. Poindexter	32,097.85	-0-	32,097.85
Morris Shambley	27,668.00	-0-	27,668.00
Alison J. Smith (2)	33,125.00	-0-	33,125.00
James N. Smoak	37,437.50	-0-	37,437.50
Harry C. Spell	28,062.50	-0-	28,062.50
C. Kenneth Wilcox	30,562.50	-0-	30,562.50

(1)	On April 6, 2009, Mr. Daniel J. Park resigned from his position as director of the Company and the Bank.

(2)	Messrs. Thomas J. Hall, Larry S. Helms, Randy P. Helton, Peter A. Pappas and Ms. Alison J. Smith were each appointed to the Board of Directors upon the completion of the merger between the Company and American Community Bancshares, Inc. on April 18, 2009.
          At its November 19, 2009 meeting, the Committee approved, and the Board subsequently approved, a new Directors Deferred Compensation Plan which allows each director to make an annual election to defer receipt of all or any portion of their directors’ fees in the form of cash or stock. If the deferral is in cash, it earns interest at a rate equal to the 10 Year T-Bill Rate. If the deferral is in stock, it is invested by the trustee in Yadkin Valley Financial Corporation Common Stock purchased on the open market.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
     The following table shows how much common stock of the Company is owned by the directors, named executive officers, and owners of more than 5% of the outstanding common stock, as of February 26, 2010.

	Shares
	Beneficially	Percent
Name	Owned(1)	(2)
J.T. Alexander, Jr. (director)	25,286	*	%
Ralph L. Bentley (director)	27,440	*	%
Nolan G. Brown (director)	39,897	*	%
Harry M. Davis (director)	30,695	*	%
Thomas J. Hall (director)	40,916	*	%
James A. Harrell, Jr. (director)	38,875	*	%
Larry S. Helms (director)	18,088	*	%
Randy P. Helton (director)	57,140	*	%
Dan W. Hill, III (director)	25,317	*	%
Jan H. Hollar (Executive Vice President & Chief Financial Officer)	10,000	*	%
William A. Long (director, President & Chief Executive Officer)	88,661	*	%
Peter A. Pappas (director)	10,479	*	%
James L. Poindexter (director)	114,448	*	%
Stephen S. Robinson (Executive Vice President & Chief Operating Officer)	16,176	*	%
Morris L. Shambley (director)	21,000	*	%
Alison J. Smith (director)	52,954	*	%
James N. Smoak (director)	43,932	*	%
Harry C. Spell (director)	134,052	*	%
Joseph H. Towell (Executive Vice President & Chief Administrative/Chief Credit Officer)	2,000	*	%
C. Kenneth Wilcox (director)	27,755	*	%
Patricia H. Wooten (Vice President & Secretary)	10,630	*	%

All directors & executive officers as a group (22 persons)	835,741	5.345%

*	Indicates less than 1% ownership

(1)	For each individual listed above, the beneficial ownership includes the following options to acquire the indicated number of Shares that are exercisable within 60 days of December 31, 2009: Alexander — 3,012 Shares; Bentley — 2,005 Shares; Hall — 4,258 Shares; Helms — 4,258 Shares; Helton — 17,076 Shares; Long — 27,062 Shares; Robinson — 11,560; Smith — 4,258 Shares; Towell — 2,000 Shares; Wooten — 8,717 Shares; directors and principal officers as a group 84,206. To the Company’s knowledge, each person has sole voting and investment power over the securities shown as beneficially owned by such person, except for the following Shares, which the individual indicates that he or she shares voting and/or investment power: Alexander — 1,571Shares; Bentley — 1,252 Shares; Harrell — 16,294 Shares; Poindexter — 52,887; Shambley — 14,000 Shares; Spell — 15,922 Shares; Wilcox — 7,205 Shares; directors and principal officers as a group — 109,131 Shares.

(2)	The ownership percentage of each individual is calculated based on the total of 16,134,628 Shares issued and outstanding as of February 26, 2010, plus the number of Shares that can be issued to that individual within 60 days of December 31, 2009, upon the exercise of stock options held by the individual. The ownership percentage of the group is based on the total Shares outstanding plus the number of Shares that can be issued to the entire group within 60 days of December 1, 2008, upon the exercise of all stock options held by the group.
PROPOSAL NO. 5:
APPROVAL OF POTENTIAL ADJOURNMENT OR POSTPONEMENT
OF THE ANNUAL MEETING
          A proposal may be submitted to shareholders at the Annual Meeting to authorize the chairperson of the Annual Meeting to adjourn or postpone the Annual Meeting, if necessary, to solicit additional proxies in the event (a) there are not sufficient affirmative votes present at the time of the Annual Meeting to adopt the Amendments, or (b) a quorum is not present at the time of the Annual Meeting. Any adjournment or postponement of the Annual Meeting may be made without notice, other than by an announcement made at the Annual Meeting. Any adjournment or postponement of the Annual Meeting for the purpose of soliciting additional proxies will allow shareholders who have already sent in their proxies to revoke them at any time prior to their use.
          The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote is required to approve this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF PROPOSAL NO. 5.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
          No current or former officer, and no other member of the Nominating and Compensation Committee, has directly or indirectly entered into any transactions with the Company of a nature that would be required to be disclosed in this proxy statement.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          The Company has had, and expects to have in the future, transactions in the ordinary course of the Company’s business with directors, principal officers and their associates. All transactions with directors, principal officers and their associates were made in the ordinary course of the Company’s business, on substantially the same terms, including (in the case of loans) interest rates, collateral, and repayment terms, as those prevailing at the same time for other comparable transactions, and have not involved more than normal risks of collectibility or presented other unfavorable features.
          As required by the rules of the Nasdaq Stock Market, the Company conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis and all such transactions must be approved by the Company’s Audit Committee. For purposes of this review, related party transactions include all transactions that are required to be disclosed pursuant to SEC regulations. In addition to the rules of the Nasdaq Stock Market and the related SEC regulations, the Company’s ethics policy prohibits executive officers and directors from engaging in transactions when there is a conflict with their duty to protect the Company’s interest that will lead to any personal gain or benefit.
          The Company annually requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related person transactions and uses this information to make a formal determination regarding each director’s independence under The Nasdaq Stock Market listing standards and applicable SEC rules. In the future, the Company’s Audit Committee, which consists entirely of independent directors, plans to annually review all transactions and relationships disclosed in the director and officer questionnaires.
          In addition, the Bank is subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The Bank is also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          As required by Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors and executive officers are required to report periodically their ownership of the Company’s stock and any changes in ownership to the SEC. Based on written representations made by these affiliates to the Company and a review of forms 3, 4 and 5, it appears that all such reports for these persons were filed in a timely fashion in 2009, except for Thomas J. Hall, Larry S. Helms, Randy P. Helton, William A. Long, Peter A. Pappas, and Stephen S. Robinson.

PERFORMANCE GRAPH
YADKIN VALLEY PERFORMANCE GRAPH

	Period Ending
Index	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08	12/31/09

Yadkin Valley Financial Corporation	100.00	101.99	138.23	113.50	111.00	29.02
NASDAQ Composite	100.00	101.37	111.03	121.92	72.49	104.31
SNL Southeast Bank	100.00	102.36	120.03	90.42	36.60	36.75
OTHER MATTERS
     The Board of Directors knows of no other business to be presented at the Annual Meeting of shareholders. If matters other than those described herein should properly come before the meeting, the persons named in the enclosed form of proxy intend to vote at such meeting in accordance with their best judgment on such matters. If you specify a different choice on your proxy, your shares will be voted in accordance with the specifications so made.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Company’s independent auditors for the year ended December 31, 2009 were Dixon Hughes PLLC (“Dixon Hughes”). The Audit Committee of the Board has also selected Dixon Hughes to serve as the independent certified public accountant for the year ending December 31, 2010. Representatives of Dixon Hughes will be present at the annual meeting with the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.
     Audit fees. Audit fees include fees billed to the Company by Dixon Hughes in connection with the annual audit of the Company’s financial statements, review of the Company’s interim financial statements, attest services provided pursuant to Section 404 of the Sarbanes-Oxley Act, FIDICIA attest services, and review of registration statements. The aggregate fees billed and expected to be billed to the Company by Dixon Hughes for audit services rendered to the Company for the fiscal years ended December 31, 2009 and 2008 were $478,687, and $624,250, respectively.
     Audit-Related fees. Audit-related services include due diligence services related to merger and acquisition activity, audits of the Company’s employee benefit plans, other attest services and accounting consultations. The aggregate fees billed to the Company by Dixon Hughes for audit-related services during the fiscal years ended December 31, 2009 and 2008 were $42,851 and $34,772, respectively.
     Tax fees. Tax fees include corporate tax compliance, as well as counsel and advisory services. The aggregate fees billed to the Company by Dixon Hughes for tax related services during the fiscal years ended December 31, 2009 and 2008 were $69,950 and $27,050, respectively.
     In accordance with its Audit Committee Charter, the Company’s Audit Committee must approve in advance any audit and permissible non-audit services provided by the Company’s independent auditors and the fees charged.
SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING
     A shareholder who wishes to present a proposal for inclusion in the Proxy Materials relating to the Company’s Annual Meeting of Shareholders to be held in 2011 should ensure that such proposal is received by the Company’s Corporate Secretary at 300 E. Broad Street, Statesville, North Carolina 28677, no later than April 1, 2011. After that date, the proposal will not be considered timely. Shareholders submitting proposals for inclusion in the Proxy Statement must comply with the proxy rules under the Securities Exchange Act of 1934.
     If a shareholder desires to make a proposal at an annual meeting and does not intend to include the proposal in the Company’s Proxy Statement, the Company’s bylaws require that the shareholder submit information regarding the proposal, together with the proposal, to the Company at least 60 days prior to the annual meeting of shareholders at which such proposal is to be presented.
FORWARD LOOKING STATEMENTS
     Statements contained in this Proxy Statement that are not purely historical are forward-looking statements, including, but not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. Actual results could differ materially from those projected in any forward-looking statements as a result of a number of factors, including, without limitation, those described in this Proxy Statement. The forward-looking statements are made as of the date of this Proxy Statement and we undertake no obligation to update or revise the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.
     We caution you not to place undo reliance on any forward-looking statements made by, or on behalf us in this Proxy Statement or in any of our filings with the SEC or otherwise. Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, our Periodic Report on Form 10-Q for the period ended September 30, 2009, and in our other current and subsequent filings with the SEC.
WHERE YOU CAN FIND MORE INFORMATION
     Only one copy of Proxy Materials is being delivered to two or more security holders who share an address. If your household has received only one copy of these Proxy Materials and you would prefer to receive separate copies of these documents, either now or in the future, please contact the Company via written request to the Corporate Secretary of the Company at P.O. Drawer 7109, Statesville, North Carolina 28687, or calling the Corporate Secretary at (704) 768-1125, and your address will be removed from the householding listing. If you are now receiving multiple copies of the Company’s Proxy Materials and you would like to have only one copy of these documents delivered to your household in the future, please contact the Company in the same manner.
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public on the Internet at the SEC’s website at http://www.sec.gov . You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, NE, Washington D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room and their copy charges.

     Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of the Shareholders: This Proxy Statement is available at http://www.yadkinvalleybank.com. Pursuant to new rules promulgated by the SEC, the Company has elected to provide access to its Proxy Materials by sending you a full set of Proxy Materials, including a proxy card, and by notifying you of the availability of its Proxy Materials on the Internet. In accordance with the SEC’s rules, you may also access the Company’s Proxy Materials at http://www.cfpproxy.com/6579. If you choose to view Proxy Materials through the Internet, you may incur costs, such as telephone and Internet access charges, for which you will be responsible. Directions to the Annual Meeting can be obtained by calling (704) 768-1125 or by visiting our website at www.yadkinvalleybank.com.

INSTRUCTIONS FOR VOTING YOUR PROXY
Note that if your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares in order to vote at our annual meeting.
We offer three alternative methods of voting this proxy:
•	Through the Internet (using a browser)

•	By Telephone (using a Touch-Tone Phone)

•	By Mail (using the attached proxy card and postage-paid envelope)
Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost-effective and convenient methods of voting, 24 hours a day, 7 days a week.
INTERNET VOTING FOR RECORD SHAREHOLDERS Must be cast prior to 11:59 p.m. Eastern Daylight Time on April 28, 2010.
•	Visit the Internet voting website at https://www.proxyvotenow.com/yavy

•	When prompted for your voter control number, enter the number printed above your name on the front of the proxy card

•	Your vote will be confirmed and cast as you directed

•	You will only incur your usual Internet charges
TELEPHONE VOTING FOR RECORD SHAREHOLDERS Must be cast prior to 11:59 p.m. Eastern Daylight Time on April 28, 2010.
•	Call toll-free at 1-866-547-4604 on a touch-tone phone any time prior to 11:59 p.m. Eastern Daylight Time on April 28, 2010.
VOTING BY MAIL
•	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
If you are voting through the Internet, please do not return your proxy card.

PROXY SOLICITED FOR ANNUAL MEETING
OF SHAREHOLDERS OF
YADKIN VALLEY FINANCIAL CORPORATION
To be held on April 29, 2010
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
          The undersigned hereby constitutes and appoints Kristi A. Eller and Jan H. Hollar, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Yadkin Valley Financial Corporation that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the company to be held on April 29, 2010, at the Statesville Civic Center located at 300 South Center Street, Statesville, North Carolina at 10:00 a.m., and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:
          This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “for” all the proposals listed below.
1.	PROPOSAL to elect the identified 16 nominees as directors.

J.T. Alexander, Jr.	Thomas J. Hall	William A. Long	Alison J. Smith
Ralph L. Bentley	James A. Harrell, Jr.	Peter A. Pappas	James N. Smoak
Nolan G. Brown	Larry S. Helms	James L. Poindexter	Harry C. Spell
Harry M. Davis	Dan W. Hill, III	Morris L. Shambley	C. Kenneth Wilcox

☐ FOR all nominees	☐ WITHHOLD AUTHORITY	☐ AGAINST
listed (except as marked to	to vote for all nominees
the contrary)
INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominees name(s) in the space provided below.
2.	PROPOSAL to approve a proposed amendment to our Articles of Incorporation to increase the number of authorized shares of common stock of the Company from 20,000,000 shares to 50,000,000 shares.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	PROPOSAL to approve a proposed amendment to our Articles of Incorporation to increase the number of authorized shares of preferred stock of the Company from 1,000,000 preferred shares to 6,000,000 preferred shares.

☐ FOR	☐ AGAINST	☐ ABSTAIN
4.	PROPOSAL to approve the compensation of our named executive officers as determined by the human resources/compensation committee and the Board of Directors (this is a non-binding, advisory vote).

☐ FOR	☐ AGAINST	☐ ABSTAIN
5.	PROPOSAL to grant the chairperson of the Annual Meeting the authority to adjourn or postpone the Annual Meeting, if necessary, in order to solicit additional proxies in the event that (a) there are not sufficient affirmative votes present at the Annual Meeting to adopt the Amendments or (b) a quorum is not present at the Annual Meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN
6.	At their discretion upon such other matters as may properly come before the meeting.

Dated: _____________________________________________,	2010.

Signature of Shareholder(s)	Signature of Shareholder(s)

Print name clearly	Print name clearly
Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If signing as a corporation, please sign in full corporate name by an authorized officer. If signing as a partnership, please sign in partnership name by an authorized person.